                                                                       Exhibit 4

================================================================================


                                CREDIT AGREEMENT

                                     among

                         ALPHA TECHNOLOGIES GROUP, INC.

                           THE LENDERS PARTIES HERETO

                         UNION BANK OF CALIFORNIA, N.A.
                             as Sole Lead Arranger


                                      and


                         UNION BANK OF CALIFORNIA, N.A.
                            as Administrative Agent


                         Dated as of December 26, 2000


================================================================================

                               TABLE OF CONTENTS

                                                                                     Page
SECTION 1.   DEFINITIONS...........................................................    1
        1.1  Defined Terms.........................................................    1
        1.2  Other Definitional Provisions.........................................   17

SECTION 2.   AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS...   18
        2.1  Revolving Loans and Letters of Credit; Revolving Loan Commitments.....   18
        2.2  Term Loans; Term Loan Commitments.....................................   20
        2.3  Issuance of Letters of Credit.........................................   22
        2.4  Optional Prepayments; Optional Commitment Reductions..................   24
        2.5  Mandatory Prepayments.................................................   25
        2.6  Conversion and Continuation Options...................................   26
        2.7  Minimum Amounts of Tranches; Minimum Borrowings.......................   27
        2.8  Interest Rates and Payment Dates......................................   27
        2.9  Computation of Interest and Fees......................................   28
        2.10 Inability to Determine Interest Rate..................................   28
        2.11 Pro Rata Treatment and Payments.......................................   28
        2.12 Illegality............................................................   29
        2.13 Increased Costs.......................................................   29
        2.14 Taxes.................................................................   30
        2.15 Indemnity.............................................................   31
        2.16 Mitigation of Costs...................................................   31
        2.17 Unused Commitment Fee.................................................   31

SECTION 3.   REPRESENTATIONS AND WARRANTIES........................................   32
        3.1  Financial Condition...................................................   32
        3.2  Corporate Existence; Compliance with Law..............................   32
        3.3  Corporate Power; Authorization; Enforceable Obligations...............   33
        3.4  No Legal Bar..........................................................   33
        3.5  No Material Litigation................................................   33
        3.6  Ownership of Property; Liens; Condition of Properties.................   34
        3.7  Intellectual Property.................................................   34
        3.8  Taxes.................................................................   34
        3.9  Federal Regulations...................................................   34
        3.10 ERISA Compliance......................................................   35
        3.11 Investment Company Act; Public Utility Holding Company Act............   35
        3.12 Subsidiaries..........................................................   35
        3.13 Purpose of Loans and Letters of Credit................................   35
        3.14 Accuracy and Completeness of Information..............................   36
        3.15 Real Property Assets..................................................   36
        3.16 Permits, Etc..........................................................   36

        3.17 Nature of Business....................................................   36
        3.18 Insolvency............................................................   36
        3.19 Labor Matters.........................................................   37
        3.20 Condemnation..........................................................   37
        3.21 Representations and Warranties in Acquisition Agreement...............   37

SECTION 4.   CONDITIONS PRECEDENT..................................................   37
        4.1  Conditions to Closing Date............................................   37
        4.2  Conditions to Each Loan or Letter of Credit...........................   41

SECTION 5.   AFFIRMATIVE COVENANTS.................................................   42
        5.1  Financial Statements..................................................   42
        5.2  Certificates; Other Information.......................................   42
        5.3  Payment of Obligations................................................   44
        5.4  Conduct of Business and Maintenance of Existence......................   44
        5.5  Maintenance of Property; Insurance....................................   44
        5.6  Inspection of Property; Books and Records; Discussions................   45
        5.7  Use of Proceeds.......................................................   45
        5.8  Interest Rate Protection..............................................   46
        5.9  Acquisition of Real Property..........................................   46
        5.10 Lease and License Compliance..........................................   46
        5.11 Employee Contracts....................................................   46
        5.12 Guaranties, Etc.......................................................   46
        5.13 Colmar Liquidating....................................................   47

SECTION 6.   NEGATIVE COVENANTS....................................................   47
        6.1  Financial Condition Covenants.........................................   47
        6.2  Limitation on Indebtedness............................................   48
        6.3  Limitation on Liens...................................................   49
        6.4  Limitation on Fundamental Changes.....................................   49
        6.5  Limitation on Sale of Assets..........................................   50
        6.6  Limitation on Restricted Payments.....................................   50
        6.7  Limitation on Investments, Loans and Advances.........................   50
        6.8  Management Fees.......................................................   50
        6.9  Transactions with Affiliates..........................................   50
        6.10 Fiscal Year...........................................................   51
        6.11 Sale-Leaseback Transactions; Lease Obligations........................   51
        6.12 Unfunded Liabilities..................................................   51
        6.13 Line of Business......................................................   51

SECTION 7.   EVENTS OF DEFAULT.....................................................   51

SECTION 8.   THE AGENT.............................................................   54
        8.1  Appointment...........................................................   54
        8.2  Delegation of Duties..................................................   54
        8.3  Exculpatory Provisions................................................   54
        8.4  Reliance by Agent.....................................................   55

        8.5  Notice of Default.....................................................   55
        8.6  Non-Reliance on Agent and Other Lenders...............................   55
        8.7  Indemnification.......................................................   56
        8.8  Agent in Its Individual Capacity......................................   56
        8.9  Successor Agent.......................................................   57
        8.10 Duties of Arranger....................................................   57

SECTION 9.   MISCELLANEOUS.........................................................   57
        9.1  Amendments and Waivers................................................   57
        9.2  Notices...............................................................   58
        9.3  No Waiver; Cumulative Remedies........................................   58
        9.4  Survival of Representations and Warranties............................   58
        9.5  Payment of Expenses and Taxes.........................................   58
        9.6  Successors and Assigns; Participation; Purchasing Lenders.............   59
        9.7  Adjustments; Set-Off..................................................   62
        9.8  Counterparts..........................................................   63
        9.9  Severability..........................................................   63
        9.10 Integration...........................................................   63
        9.11 GOVERNING LAW.........................................................   63
        9.12 Alternative Dispute Resolution........................................   63
        9.13 Acknowledgements......................................................   63
        9.14 Headings..............................................................   65
        9.15 Confidentiality.......................................................   65
        9.16 Copies of Certificates, Etc...........................................   65

Exhibits

     A  Form of Revolving Note
     B  Form of Term Note
     C  Form of No Default/Representation Certificate
     D  Form of Continuation Notice
     E  Form of Borrowing Notice
     F  Form of Assignment and Acceptance
     G  Form of Borrowing Base Certificate
     H  Form of Covenant Compliance Certificate
     I  Forms of Letter of Credit Requests

Schedules

     2.3  Certain Letter of Credit Fees
     3.1  Qualification Jurisdictions
     3.5  Litigation
     3.6  Legal and Operating Names
     3.12 Subsidiaries
     3.15 Real Property

                                CREDIT AGREEMENT
                                ----------------

     THIS CREDIT AGREEMENT, dated as of December 26, 2000, among ALPHA TECHNOLOGIES GROUP, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), UNION BANK OF CALIFORNIA, N.A. ("UBOC") as Sole Lead Arranger, and UBOC, as administrative agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS
                                    --------

     A. The Borrower has entered into a Stock Purchase Agreement dated as of September 18, 2000 with Mestek, Inc., a Pennsylvania corporation (the "Seller"), as amended by Amendment No. 1 dated as of November 10, 2000 (as it may be further amended or otherwise modified from time to time in accordance with the terms hereof, the "Acquisition Agreement"), pursuant to which the Borrower will acquire (such transaction, the "NNE Acquisition") all of the issued and outstanding shares of National Northeast Corporation, a Delaware corporation ("NNE").

     B. The Borrower has requested that the Lenders make available to it term loan, revolving loan and letter of credit facilities for its use in consummating the NNE Acquisition, and for its general corporate purposes and other purposes as more fully set forth below.

     C. The Lenders are willing to make available such facilities on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Accountants": Grant Thornton, LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and reasonably satisfactory to the Agent.

     "Accounts Receivable": the unpaid portion of obligations owing to the Borrower or any Subsidiary, payable in Dollars, arising out of the sale of Inventory by the Borrower or any Subsidiary.

     "Acquisition Agreement":  as defined in the Recitals hereto.

     "Affiliate": as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote securities having 10% or more of the ordinary voting power for the election of directors of such Person or
(ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agent":  as defined in the preamble hereto.

     "Aggregate Revolving Loan Commitment": the sum of the Revolving Loan Commitments set forth on the signature pages hereof.

     "Aggregate Term Loan Commitment": the sum of the Term Loan Commitments set forth on the signature pages hereof.

     "Aggregate Total Commitment": the sum of the Aggregate Revolving Loan Commitment and the Aggregate Term Loan Commitment.

     "Aggregate Total Commitment Percentage": with respect to each Lender, the percentage equivalent of the ratio which such Lender's Commitments bears to the Aggregate Total Commitment.

     "Agreement": this Credit Agreement, as amended, waived, supplemented or otherwise modified from time to time.

     "Applicable Lending Office": for any Lender, its offices for LIBOR Loans and Base Rate Loans and for participations in Letters of Credit specified on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 10 days' prior written notice to the Agent and the Borrower, be changed by such Lender.

     "Applicable Margin": for LIBOR Loans, Base Rate Loans and commitment fees, as applicable, subject to Section 2.8(d), as set forth below:

   Leverage Level            LIBOR Margin              Base Rate Margin            Commitment Fee
---------------------   -----------------------   ---------------------------   ---------------------
1 (*1.50)                   2.00% per annum                 0.25% per annum           0.250% per annum
2 (**1.50 *2.00)            2.25% per annum                 0.50% per annum           0.375% per annum
3 (**2.00 *2.50)            2.50% per annum                 0.75% per annum           0.500% per annum
4 (**2.50)                  2.75% per annum                 1.00% per annum           0.500% per annum
--------------------
*  Less than or equal to
** Greater than

     Notwithstanding the foregoing, during the period from and including the Closing Date to but excluding the fifth day after the day on which the Agent receives certified financial statements and a Covenant Compliance Certificate in accordance with Section 5.1(b) and 5.2(a) for the Borrower's Second Quarter 2001, the Applicable Margin for each Type of Loan and for commitment fees shall be not less than that set forth for Leverage Level 3.

     "Asset Disposition": the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than marketable securities, including "margin stock" within the meaning of Regulation U, liquid investments and other financial instruments but, including, without limitation, the assignment of any lease, license or permit relating to the Properties) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its Subsidiaries; provided that Asset Dispositions shall not include the sale of inventory in the ordinary course of business.

     "Assignment and Acceptance": an Assignment and Acceptance in the form of Exhibit F to this Agreement.

     "Available Excess Cash Flow": with respect to any Fiscal Year of the Borrower, the amount of Excess Cash Flow remaining after repayment of the Loans (and the making of any Cash Collateral Deposit) required by Section 2.5(d).

     "Available Revolving Loan Commitment": with respect to each Lender on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of such Lender's (i) Revolving Loans outstanding, (ii) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

     "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "Reference Rate" shall mean the rate of interest per annum publicly announced from time to time by Union Bank of California, N.A. as its "reference rate" in effect at its office in Los Angeles, California. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

     "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

     "Borrower":  as defined in the preamble hereto.

     "Borrowing Base": as at any date of determination, an amount equal to 85% of Eligible Accounts Receivable.

     "Borrowing Base Certificate": a certificate, duly executed by a Responsible Officer, substantially in the form of Exhibit G hereto.

     "Borrowing Notice": a notice from the Borrower to the Agent requesting a borrowing of Loans, substantially in the form of Exhibit E hereto.

     "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

     "Capital Expenditures": for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), and all contractual commitments for such expenditures which are entered into during such period (provided that if any such commitment is included in one fiscal year, the actual payment in a later fiscal year shall not be included in such later fiscal year), by such Person, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP (including all Capitalized Lease Obligations).

     "Capitalized Lease Obligations": obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "Capital Stock": any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

     "Cash Collateral Deposit": cash deposits made by the Borrower to the Agent, to be held by the Agent as Collateral pursuant to the Security Agreement, for the reimbursement of drawings under Letters of Credit.

     "Cash Equivalents": investments having a maturity of not greater than 3 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, (b) certificates of deposit of any commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $1 billion, (c) commercial paper with a rating of at least Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group or (d) other investments agreed to from time to time between the Borrower and the Agent.

     "Closing Date": the date, which shall be on or before January 15, 2001, on which the conditions set forth in Section 4.1 are satisfied and the initial Loan is made.

     "Code":  the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral": all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by the Borrower as security for all or part of the Obligations.

     "Collateral Documents": the Security Agreement, the Mortgage, all notices of security interests in deposit accounts and all control agreements requested by the Agent pursuant to the Security Agreement, Form UCC-1 Financing Statements and amendments thereto and any other document encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Lenders executed by the Borrower, as the same may be amended or modified from time to time in accordance with the terms hereof.

     "Colmar Liquidating": Colmar Liquidating Corp., a Delaware corporation (formerly known as Malco Technologies, Inc., a Delaware corporation).

     "Commitment": a Revolving Loan Commitment or a Term Loan Commitment, as applicable.

     "Commonly Controlled Entity": as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

     "Continuation Notice": a request for continuation or conversion of a Loan as set forth in Section 2.6, substantially in the form of Exhibit D.

     "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Covenant Compliance Certificate": a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit H hereto.

     "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Dollars" and "$":  dollars in lawful currency of the United States.

     "EBITDA": for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for income taxes, (ii) depreciation and amortization and
(iii) Interest Expense.

     "Eligible Accounts Receivable": Accounts Receivable (net of finance charges) (i) for which fewer than 90 days have elapsed since the date of invoice, (ii) which are less than 60 days past-due, (iii) which are covered by a perfected first-priority security interest in favor of the Agent for the benefit of the Lenders and (iv) which comply with all the Borrower's representations and warranties in the Loan Documents; provided, however, that Eligible Accounts Receivable shall not include the following:

     (a) Accounts Receivable with respect to which the account debtor is an officer, employee, agent, Subsidiary or Affiliate of any Loan Party;

      (b) Accounts Receivable with respect to which the account debtor is not a Person resident in the United States;

      (c) Accounts Receivable with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States;

      (d) Accounts Receivable with respect to which the account debtor is any state of the United States or any county, city, town, municipality or other division of such state;

      (e) that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

     (f) for which the goods giving rise to such Account Receivable have not been shipped and delivered to and accepted by the buyer or the services giving rise to such Account Receivable have not been performed by the Borrower or any Subsidiary and accepted by the buyer or the Account Receivable otherwise does not represent a final sale;

     (g) that portion of the aggregate Accounts Receivable owed to the Loan Parties by any single account debtor that exceeds 15%;

     (h) Accounts Receivable with respect to which the account debtor disputes liability or makes any claim, in whole or in part;

     (i) Accounts Receivable due from a particular account debtor if any event of the types described in Section 7.1(g) occurs with respect to such account debtor;

     (j) Accounts Receivable due from a particular account debtor with respect to which 25% or more of the aggregate amount of its Accounts Receivable is 90 days or more past-due; or

     (k) Accounts Receivables that are not satisfactory to the Agent, in its sole discretion, using reasonable business judgment.

     "Environmental Indemnity": the Environmental Indemnity dated as of the Closing Date made by the Borrower in favor of the Agent, for the benefit of the Lenders, as it may be amended or modified in accordance with the terms hereof.

     "Equity Offering": the sale or issuance (or reissuance) by the Borrower or any Subsidiary of any equity interests or beneficial interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such equity interests or beneficial interests.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate": as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

     "Eurodollar Business Day": any day on which banks are open for dealings in Dollar deposits in the London interbank market.

     "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Excess Cash Flow": for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to EBITDA for such period, less, during such period (in each case, without duplication), (i) Interest Expense for such period, (ii) regularly scheduled principal payments due on Indebtedness during such period (excluding optional and mandatory prepayments due under Sections
2.4 and 2.5), including the principal component of Capitalized Lease Obligations, (iii) cash taxes paid or due and payable for such period, (iv) Capital Expenditures, (v) increases (or plus decreases) in Net Working Investment and (vi) optional prepayments of Revolving Loans, if any, made by the Borrower prior to Fiscal Year End 2001.

     "Excluded Taxes": all taxes imposed on or by reference to the net income of the Agent, or any Lender or its Applicable Lending Office by any Governmental Authority and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Agent or on any Lender or its Applicable Lending Office by any Governmental.

     "Financial Statements":  as defined in Section 3.1(a) hereof.

     "First Quarter End": with respect to any fiscal year of the Borrower, the last day of the first quarter of such fiscal year; and "First Quarter" shall mean the first fiscal quarter of the Borrower so ending.

     "Fiscal Year End": with respect to any fiscal year of the Borrower, the last day of such fiscal year (which occurs on the last Sunday in October of such year); and "Fiscal Year" shall mean the Borrower's fiscal year so ending.

     "Fixed Charge Coverage Ratio": for the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of (a) EBITDA to (b) Fixed Charges for such period.

     "Fixed Charges": with respect to any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Interest Expense for such period, (ii) regularly scheduled principal payments due on Indebtedness during such period (excluding optional and mandatory prepayments due under Sections
2.4 and 2.5), including the principal component of Capitalized Lease Obligations, (iii) Capital Expenditures for such period, (iv) Restricted Payments made during such period and (v) cash taxes paid or due and payable for such period.

     "Funded Debt": the sum of the outstanding principal balance of all Indebtedness of the Borrower and its Subsidiaries described in clauses (i),
(ii), (iii), (iv), (vi) and (vii) of the definition of "Indebtedness" set forth herein.

     "GAAP": generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Borrower with any of its covenants in Section 6.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

     "Governmental Authority": any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "Guarantees": each guarantee made by a Guarantor in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Guarantor Collateral": all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Guarantor as security for all or part of any Guarantee.

     "Guarantor Collateral Documents": the Guarantor Security Agreements, all notices of security interests in deposit accounts and all control agreements requested by the Agent pursuant to the Guarantor Security Agreements, Form UCC-1 Financing Statements and amendments thereto and any other document encumbering the Guarantor Collateral or evidencing or perfecting a security interest therein for the benefit of the Lenders executed by a Guarantor, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Guarantor Security Agreements": each security agreement made by a Guarantor in favor of the Agent, for the benefit of the Lenders, on the Closing Date or pursuant to Section 5.12, in form and substance satisfactory to the Agent, as the same may be amended, modified or restated in accordance with the terms hereof.

     "Guarantors": each Subsidiary which executes a Guarantee in favor of the Agent, for the benefit of the Lenders, on the Closing Date or pursuant to
Section 5.12.

     "Hedging Agreements": as defined in the definition of "Hedging Obligations" in this Section 1.1.

     "Hedging Obligations": of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("Hedging Agreements"), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

     "Indebtedness": of any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) all Capitalized Lease Obligations of such Person,
(v) all Hedging Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all mandatory redemption, repurchase or dividend obligations of such Person with respect to Capital Stock, (viii) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above and (viii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent":  pertaining to a condition of Insolvency.

     "Interest Expense": as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period, (ii) all commitment, standby letter of credit, commercial letter of credit or line of credit fees paid, payable and/or accrued for such period to any lender in exchange for such lender's commitment to lend and (iii) net amounts payable (or receivable) under all Hedging Agreements; provided, however, that if, as at any date (a "calculation date"), fewer than four complete consecutive fiscal quarters have elapsed subsequent to the Closing Date, Interest Expense shall be calculated only for the portion of such period commencing on the Closing Date and ending on the calculation date and shall then be annualized by multiplying the amount of such Interest Expense by a fraction, the numerator of which is 365 and denominator of which is the number of days during the period commencing on the day immediately following the Closing Date through and including the calculation date.

     "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while any such Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of
(a), (b) and (c) above, the day on which any such Loan becomes due and payable in full or is paid or prepaid in full.

     "Interest Period":  with respect to any LIBOR Loan:

     (l) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

     (m) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

         (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

         (ii) any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and

         (iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

     "Inventory": that portion of the inventory of the Borrower and its Subsidiaries which is finished goods, raw materials and work in process.

     "Investment Company Act":  as defined in Section 3.11 hereof.

     "Landlord Consent": each Waiver and Consent executed by the landlord of the Borrower or any Subsidiary, in form and substance satisfactory to the Agent, as such agreements may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Lease Expense": for any period, the aggregate minimum rental obligations payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet or in the notes thereto.

     "Lenders":  as defined in the preamble hereto and Section 8.8 hereof.

     "Letter of Credit":  as defined in Section 2.1(a).

     "Letter of Credit Amount": the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

     "Letter of Credit Request": a request by the Borrower for the issuance of a Letter of Credit, on the Agent's standard form of standby or commercial letter of credit application and agreement, as applicable, the current forms of which are attached hereto as Exhibit I-1 and I-2, and containing terms and conditions satisfactory to the Agent in its sole discretion.

     "Leverage Level": if the Maximum Leverage Ratio shall be less than or equal to 1.50:1, the Leverage Level shall be 1; if the Maximum Leverage Ratio shall be greater than 1.50:1 and less than or equal to 2.00:1, the Leverage Level shall be 2; if the Maximum Leverage Ratio shall be greater than 2.00:1 and less than or equal to 2.50:1, the Leverage Level shall be 3; and if the Maximum Leverage Ratio shall be greater than 2.50:1, the Leverage Level shall be 4.

     "LIBOR": with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate of interest determined by the Agent to be the rate per annum at which deposits in dollars would be offered to the Agent by leading banks in the London Interbank Market at or about 9:00 a.m., Los Angeles time, two Eurodollar Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period.

     "LIBOR Adjusted Rate": with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                     LIBOR
                    ---------------------------------------
                       1.00 - LIBOR Reserve Requirements

     "LIBOR Loans": Loans the rate of interest applicable to which is based upon LIBOR.

     "LIBOR Reserve Requirements": for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

     "Lien": any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Loan": a Term Loan or a Revolving Loan, as applicable; and "Loans" means the aggregate of all Revolving Loans and all Term Loans outstanding at any given time.

     "Loan Documents": this Agreement, the Revolving Notes, the Term Notes, the Collateral Documents, the Guarantor Collateral Documents, the Guarantees, the Landlord Consents, any Hedge Agreements, any Letter of Credit Requests that are executed by the Borrower, the Environmental Indemnity, the Syndication Sideletter and any other agreement executed by a Loan Party in connection therewith and herewith including, but not limited to, UCC-1 Financing Statements, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

     "Loan Parties":  the Borrower and the Guarantors.

     "Majority Lenders": Lenders having Commitments equal to or more than 66-2/3% of the Aggregate Total Commitment, or, if any Commitment has terminated, with respect to such Commitment, Lenders with outstanding Loans and/or participations in Letters of Credit (if applicable) having an unpaid principal balance equal to or more than 66-2/3% of the sum of (i) the unpaid principal balance of all Loans outstanding, (ii) the aggregate Letter of Credit Amount and
(iii) the aggregate amount of unreimbursed drawings under all Letters of Credit (if applicable), excluding from such calculation Lenders which have failed or refused to fund a Loan when required to do so.

     "Margin Stock":  as defined in Regulation U.

     "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary to perform its respective obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

     "Maximum Leverage Ratio": for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Funded Debt to EBITDA.

     "Mortgage": that certain mortgage executed by NNE in favor of the Agent for the benefit of the Lenders, in form and substance satisfactory to the Agent, with respect to the real property commonly known as 33 Bridge Street, Pelham, New Hampshire, as such mortgage may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Multiemployer Plan":  a plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "NNE":  as defined in the Recitals hereto.

     "NNE Acquisition":  as defined in the Recitals hereto.

     "NNE Shareholder Agreement": that certain Shareholder Agreement, dated to be effective upon the merger of NNE and National Southeast Aluminum Corporation, among the Seller, Wayne R. Frerichs, Mark E. McCrill, Jon M. Morrison and Jeffery J. Panek.

     "Net Income": for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP.

     "Net Proceeds": (A) with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (other than amounts payable to Affiliates of the Person making such disposition), (b) Indebtedness, other than the Loans, required to be paid as a result of such Asset Disposition and (c) federal, state and local taxes incurred in connection with such Asset Disposition; and (B) with respect to any Equity Offering, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Equity Offering minus the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower in connection with such Equity Offering (other than amounts payable to Affiliates of the Person making such Equity Offering).

     "Net Working Investment": for the Borrower and its Subsidiaries on a consolidated basis, (i) current assets (excluding cash and permitted liquid investments) less (ii) current liabilities (excluding the current portion of long-term debt).

     "Net Worth": the excess of total assets over total liabilities, in each case determined in accordance with GAAP.

     "Note": a Revolving Note or a Term Note; and "Notes" means the aggregate of all Revolving Notes and all Term Notes.

     "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities of the Borrower and its Subsidiaries to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Agent or the Lenders that are required to be paid by the Borrower and its Subsidiaries pursuant to the terms of this Agreement) or otherwise.

     "Occupancy Agreements":  as defined in Section 5.10.

     "Participant":  as defined in Section 9.6(b) hereof.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

     "Permitted Stock Repurchases": repurchases by the Borrower of its stock during the following periods in accordance with Section 6.6, provided that the aggregate consideration (including the fair market value of non-cash consideration) paid for such stock shall not exceed the following amounts, as applicable: (i) during Fiscal Year 2001, $100,000, (ii) during Fiscal Year 2002, the lesser of $250,000 and Available Excess Cash Flow for Fiscal Year 2001,
(iii) during Fiscal Year 2003, the lesser of $500,000 and Available Excess Cash Flow for Fiscal Year 2002, (iv) during Fiscal Year 2004, the lesser of $750,000 and Available Excess Cash Flow for Fiscal Year 2003 and (v) during Fiscal Year 2005, the lesser of $1,000,000 and Available Excess Cash Flow for Fiscal Year 2004.

     "Person": any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan": as to any Person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person's ERISA Affiliates to which such Person or any of such Person's ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

     "Press Proceeds": up to $716,000 in insurance proceeds to be received by NNE, pursuant to Section 5.4 of the Acquisition Agreement, in connection with damage to an extrusion press.

     "Properties": the collective reference to the real and personal property owned, leased, used, occupied or operated, under license or permit, by the Borrower or any of its Subsidiaries.

     "Purchasing Lenders":  as defined in Section 9.6(c) hereof.

     "Reduction Installment":  as defined in Section 2.2(d) hereof.

     "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

     "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

     "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

     "Requirement of Law": as to any Person, the Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer": the chief executive officer, the president, any senior vice president or any vice president of the applicable Loan Party, or, with respect to financial matters, the chief financial officer, treasurer or controller of the applicable Loan Party, as applicable.

     "Restricted Payments":  as defined in Section 6.6.

     "Revolving Loan": as defined in Section 2.1(a).

     "Revolving Loan Commitment": the commitment of a Lender listed on the signature pages hereof to make Revolving Loans and participate in Letters of Credit hereunder through its Applicable Lending Office as set forth on the signature pages hereof, as the same may be adjusted pursuant to the provisions hereof.

     "Revolving Loan Commitment Expiration Date": the date which is five years after the Closing Date, or such earlier date as the Revolving Loan Commitments shall expire in accordance with the terms hereof (whether by acceleration or otherwise).

     "Revolving Loan Commitment Percentage": with respect to each Lender, the percentage equivalent of the ratio which such Lender's Revolving Loan Commitment bears to the Aggregate Revolving Loan Commitment.

     "Revolving Loan Lender":  each Lender having a Revolving Loan Commitment.

     "Revolving Note": as defined in Section 2.1(c).

     "Second Quarter End": with respect to any fiscal year of the Borrower, the last day of the second quarter of such fiscal year; and "Second Quarter" shall mean the second fiscal quarter of the Borrower so ending.

     "Security Agreement": the Security Agreement made by the Borrower in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, as it may be amended or otherwise modified from time to time in accordance with the terms hereof.

     "Seller":  as defined in the Recitals hereto.

     "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Solvent":  when used with respect to any Person, that:

     (a) the present fair salable value of such Person's assets is in excess of the total amount of the probable liability on such Person's debts;

     (b) such Person is able to pay its debts as they become due; and

     (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

     "Subsidiary": as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a "subsidiary" or to "subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, Colmar Liquidating shall not be a "Subsidiary" under the Loan Documents so long as the Borrower is in compliance with Section 5.13.

     "Syndication Sideletter": that certain sideletter dated as of even date herewith between the Agent and the Borrower.

     "Taxes":  as defined in Section 2.14 hereof.

     "Term Loan": a term loan made to the Borrower by a Lender under its Term Loan Commitment.

     "Term Loan Commitment": the commitment of a Lender listed on the signature pages hereof to make a Term Loan hereunder through its Applicable Lending Office as set forth on the signature pages hereof, as the same may be adjusted pursuant to the provisions hereof.

     "Term Loan Commitment Percentage": with respect to each Lender having a Term Loan Commitment, the percentage equivalent of the ratio which such Lender's Term Loan Commitment bears to the Aggregate Term Loan Commitment.

     "Term Loan Lender":  each Lender having a Term Loan Commitment.

     "Term Loan Maturity Date": the date which is five years after the Closing Date.

     "Term Note":  as defined in Section 2.2(c) hereof.

     "Termination Event": (a) a Reportable Event, (b) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (4) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

     "Third Quarter End": with respect to any fiscal year of the Borrower, the last day of the third quarter of such fiscal year; and "Third Quarter" shall mean the third fiscal quarter of the Borrower so ending.

     "Tranche": the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

     "Transferee":  as defined in Section 9.6(f) hereof.

     "Type":  as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

     "UBOC":  Union Bank of California, N.A., in its individual capacity.

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

     (b) As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a consolidated basis. For the purpose of determining compliance with financial covenants hereunder for any period, acquisitions, divestitures, and asset sales occurring during such period will be included in the calculation of such ratio for such period on a pro forma basis, and will be deemed to have occurred on the first day of such period.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (e) References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

     SECTION 2. AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS

     2.1 Revolving Loans and Letters of Credit; Revolving Loan Commitments. (a) Subject to the terms and conditions hereof, each Revolving Loan Lender severally agrees to (i) make loans on a revolving credit basis through its Applicable Lending Office to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a "Revolving Loan", and collectively, the "Revolving Loans") in accordance with the terms of this Agreement and (ii) participate through its Applicable Lending Office in letters of credit issued for the account of the Borrower pursuant to
Section 2.3 from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a "Letter of Credit" and, collectively, the "Letters of Credit"); provided, however, that (A) the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (3) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed either the Aggregate Revolving Loan Commitment or the Borrowing Base at any time and (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $1,000,000 at any time. Within the limits of each Revolving Loan Lender's Revolving Loan Commitment, the Borrower may borrow, have Letters of Credit issued for the Borrower's account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower's account after the expiration of previously issued Letters of Credit.

     With respect to each Revolving Loan Lender, the principal amount of each
(A) Revolving Loan to be made by such Revolving Loan Lender and (B) participation of a Revolving Loan Lender in a Letter of Credit shall be in an amount equal to the product of (i) such Revolving Loan Lender's Revolving Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan(s) and/or Letter(s) of Credit requested; provided that in no event shall any Revolving Loan Lender be obligated to make a Revolving Loan or participate in a Letter of Credit if after giving effect to such Revolving Loan or such participation the sum of such Revolving Loan Lender's (x) Revolving Loans outstanding, (y) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (z) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit would exceed its Revolving Loan Commitment or if the amount of such requested Revolving Loan or such Revolving Loan Lender's Revolving Loan Commitment Percentage of such requested Letter of Credit is in excess of such Revolving Loan Lender's Available Revolving Loan Commitment.

     (b) Subject to Sections 2.8 and 2.9, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either
Section 2.1(d) or 2.6. Each Revolving Loan Lender may make or maintain its Revolving Loans to the Borrower or participate in Letters of Credit to or for the account of the Borrower by or through any Applicable Lending Office.

     (c) The Revolving Loans made by each Revolving Loan Lender to the Borrower shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (a "Revolving Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Revolving Loan Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by such Revolving Loan Lender to the Borrower pursuant to Section 2.1(a), with interest thereon as prescribed in Sections 2.8 and 2.9. Each Revolving Loan Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Revolving Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Revolving Loan Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Revolving Loan Lender to make any such recordation or notation in the books and records of such Revolving Loan Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Revolving Notes. Each Revolving Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.8 and 2.9 and (iii) be stated to be payable on the Revolving Loan Commitment Expiration Date.

     (d) The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 9:00 a.m., Los Angeles time, one Business Day prior to the proposed borrowing date or, if all or any part of the

Revolving Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the proposed borrowing date) requesting that the Revolving Loan Lenders make Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made,
(ii) subject to Sections 2.10 and 2.13, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor. Upon receipt of such notice, the Agent shall promptly notify each Revolving Loan Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 11:00 a.m., Los Angeles time, each Revolving Loan Lender shall make available to the Agent the amount of such Revolving Loan Lender's pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(a)) in immediately available funds by wiring such amount to such account as the Agent shall specify. The Agent may, in the absence of notification from any Revolving Loan Lender that such Revolving Loan Lender has not made its pro rata share available to the Agent on such date, credit the account of the Borrower on the books of the Agent with the aggregate amount of Revolving Loans.

     (e) Neither the Agent nor any Revolving Loan Lender shall be responsible for the obligations or Revolving Loan Commitments of any other Revolving Loan Lender hereunder, nor will the failure of any Revolving Loan Lender to comply with the terms of this Agreement relieve any other Revolving Loan Lender or the Borrower of its obligations under this Agreement and the Revolving Notes.

     (f) The Revolving Loan Commitment of each Revolving Loan Lender and the Aggregate Revolving Loan Commitment shall terminate on the Revolving Loan Commitment Expiration Date.

     (g) All outstanding Revolving Loans shall be due and payable on the Revolving Loan Commitment Expiration Date.

     2.2 Term Loans; Term Loan Commitments. (a) Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to the amount of the Term Loan Commitment of such Term Loan Lender. After the funding of the Term Loans on the Closing Date, the Term Loan Commitments shall expire.

     (b) Subject to Sections 2.8 and 2.9, the Term Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either
Section 2.2(e) or 2.6. Each Term Loan Lender may make or maintain its Term Loan to the Borrower by or through any Applicable Lending Office.

     (c) The Term Loan made by each Term Loan Lender to the Borrower shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B (a "Term Note"). Each Term Note shall include appropriate insertions therein as to payee, date and principal amount, shall be payable to the order of the applicable Term Loan Lender and shall represent the obligation of the Borrower to pay the aggregate unpaid principal amount of the

Term Loan made by such Term Loan Lender to the Borrower pursuant to Section 2.2(a), with interest thereon as prescribed in Sections 2.8 and 2.9. Each Term Loan Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of a Term Loan made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Term Loan Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Term Loan Lender to make any such recordation or notation in the books and records of the Term Loan Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Term Notes. Each Term Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.8 and 2.9 and (iii) be stated to be payable in installments of principal in accordance with, and subject to the provisions of, Section 2.2(d).

     (d) On each date set forth below, the Borrower shall repay the principal of the Term Notes in an aggregate amount equal to the corresponding amount set forth below (each such amount a "Reduction Installment"):

           March 31, 2001                               $1,500,000
           June 30, 2001                                $1,500,000
           September 30, 2001                           $1,500,000
           December 31, 2001                            $1,500,000

           March 31, 2002                               $1,750,000
           June 30, 2002                                $1,750,000
           September 30, 2002                           $1,750,000
           December 31, 2002                            $1,750,000

           March 31, 2003                               $1,750,000
           June 30, 2003                                $1,750,000
           September 30, 2003                           $1,750,000
           December 31, 2003                            $1,750,000

           March 31, 2004                               $1,750,000
           June 30, 2004                                $1,750,000
           September 30, 2004                           $1,750,000
           December 31, 2004                            $1,750,000

           March 31, 2005                               $2,000,000
           June 30, 2005                                $2,000,000
           September 30, 2005                           $2,000,000
           Term Loan Maturity Date                      $2,000,000


; provided, that the final Reduction Installment paid shall be in an amount equal to all amounts outstanding on the Term Notes. The aggregate amount payable to any Term Loan Lender on any

Term Loan reduction date set forth in this Section 2.2(d) shall be determined in accordance with the provisions of Section 2.11.

     (e) The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 9:00 a.m., Los Angeles time, one Business Day prior to the Closing Date or, if all or any part of the Term Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the proposed borrowing date) requesting that the Term Loan Lenders make the Term Loans in accordance with their respective Term Loan Commitments on the Closing Date. Upon receipt of such notice the Agent shall promptly notify each Term Loan Lender thereof on the date of receipt of such notice. Not later than 11:00 a.m., Los Angeles time, on the Closing Date each Term Loan Lender shall make available to the Agent the amount of such Term Loan Lender's Term Loan Commitment in immediately available funds by wiring such amount to such account as the Agent shall specify.

     (f) Neither the Agent nor any Term Loan Lender shall be responsible for the obligations or Term Loan Commitment of any other Term Loan Lender hereunder, nor will the failure of any Term Loan Lender to comply with the terms of this Agreement relieve any other Term Loan Lender or the Borrower of its obligations under this Agreement and the Term Notes.

     2.3  Issuance of Letters of Credit.

     (a) Subject to the limitations on Letters of Credit set forth in Section 2.1(a), the Borrower shall be entitled to request the issuance of standby Letters of Credit and/or commercial Letters of Credit from time to time from and including the Closing Date to but excluding the three Business Days prior to the Revolving Loan Commitment Expiration Date, by giving the Agent a Letter of Credit Request at least three Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Agent later than 12:00 noon, Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be signed by a Responsible Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.2, the Agent will issue the requested Letter of Credit from its office specified in Section 9.2. Each Letter of Credit shall have an expiration date as set forth in the Letter of Credit Request, provided that no Letter of Credit shall in any event have an expiration date later than two Business Days prior to the Revolving Loan Commitment Expiration Date.


     (b) Immediately upon the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Revolving Loan Lender's Revolving Loan Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).

     (c) The payment by the Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Agent in its individual capacity as a Revolving Loan Lender hereunder (in such capacity, the "Drawing Lender") of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 4.2). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of payment of such drawing, the Agent shall promptly notify each other Revolving Loan Lender. Each Revolving Loan Lender shall, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business
Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Revolving Loan Lender's participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in Section 4.2) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business
Day) and in immediately available funds, the amount of such Base Rate Loan. In the event that any Revolving Loan Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

     (d) The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under Section 2.3(c) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

         (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

         (ii) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Revolving Loan Lender (other than the defense of payment to a Revolving Loan Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

         (iii) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; provided that payment by the Agent under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct; and

         (iv) any exchange, release or non-perfection of any Collateral, Guarantor Collateral or other collateral, or any release, amendment or waiver of or consent to departure from any Guarantee, other Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit.

     (e) The Borrower shall pay to the Agent, with respect to each Letter of Credit issued hereunder, the following fees:

         (i) for each commercial Letter of Credit, for the account of the Revolving Loan Lenders, negotiation, issuance and amendment fees in accordance with the Agent's standard internal charge guidelines (as such guidelines may change from time to time) ;

         (ii) for each standby Letter of Credit, for the account of the Revolving Loan Lenders, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, a letter of credit fee equal to the product of (x) the Applicable Margin for LIBOR Loans and (y) the Letter of Credit Amount of such Letter of Credit from time to time, such letter of credit fee to be payable in installments quarterly in arrears on the last day of each March, June, September and December and on the expiration date of such Letter of Credit; and

          (iii) with respect to each Letter of Credit issued hereunder, for the account of Agent, from time to time such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent's standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request.

     (f) The Borrower agrees to the provisions in the Letter of Credit Request forms; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said forms.

     (g) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     2.4 Optional Prepayments; Optional Commitment Reductions. The Borrower may, at any time and from time to time, subject to Section 2.15, prepay the Loans and/or permanently reduce the Aggregate Revolving Loan Commitment, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable written notice in the case of LIBOR Loans and upon at least one Business Day's irrevocable written notice in the case of Base Rate Loans, from the Borrower to the Agent, specifying the date and amount of prepayment and/or commitment reduction, and whether, if a prepayment, the prepayment is of Revolving Loans or Term Loans or a combination thereof and, if of a combination thereof, the amount allocable to each, and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. All prepayments of Term Loans under this
Section 2.4 shall be applied to the scheduled Reduction Installments therefor in inverse order of maturity. Partial prepayments of Revolving Loans shall be in the aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

     2.5 Mandatory Prepayments. (a) If at any time the sum of (A) the aggregate principal amount of all Revolving Loans outstanding, (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (C) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the Aggregate Revolving Loan Commitment and/or the Borrowing Base, then, in either case, the Borrower shall immediately, without notice or request by the Agent, prepay the Revolving Loans and/or, if one or more Letters of Credit are outstanding, pledge cash collateral to the Agent to secure reimbursement of amounts available to be drawn thereunder, in an aggregate amount equal to such excess.

     (b) If the Borrower or any Subsidiary receives insurance proceeds (other than the Press Proceeds) or condemnation proceeds with respect to any Property which are not fully applied (or contractually committed pursuant to contract(s) approved by the Agent) toward the repair or replacement of such damaged or condemned Property within 90 days of the receipt thereof, the Borrower shall, on such 90th day prepay the Loans and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to the amount of such proceeds not so applied (and such prepayment shall be applied as set forth in Section 2.5(f)).

     (c) On the date of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Asset Disposition, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.5(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to 100% of such Net Proceeds; provided that, so long as no Default has occurred and is continuing, no prepayment shall be required with respect to an Asset Disposition, (i) to the extent that the fair market value of assets subject to Asset Dispositions (including the value of the assets subject to such Asset Disposition) consummated during any 12-month period (commencing on the Closing Date) is less than $100,000 or (ii) if the Net Proceeds of any such Asset Dispositions are used, within 90 days of such disposition, to invest in assets of the same type and use as those disposed. On or prior to the date of any Asset Disposition, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.5(c).

     (d) In the event that at the end of any fiscal year of the Borrower ending on and after Fiscal Year End 2001 there shall exist Excess Cash Flow with respect to such fiscal year, then on the date which is ten Business Days after the earlier to occur of (i) the date upon which the audited financial statements of the Borrower with respect to such fiscal year become available and (ii) the 90th day after the end of such fiscal year, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.5(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to 75% of such Excess Cash Flow; provided that such percentage shall be 50% if the Maximum Leverage Ratio as of the end of such fiscal year was less than 1.50:1. On or prior to the date of any prepayment required by this Section 2.5(d), the Borrower agrees to provide the Agent with the calculations used by the Borrower in determining the amount of any such prepayment.

     (e) On the date of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Equity Offering consummated after the Closing Date, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.5(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to 100% of the Net Proceeds of such Equity Offering. On or prior to the completion of any Equity Offering, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.5(e). Nothing in this Section 2.5(e) shall be deemed to constitute a waiver or modification of Section 7(j).

     (f)

         (i) Each prepayment of the Loans pursuant to this Section 2.5 shall be applied first, to the outstanding Term Loans, and second to the outstanding Revolving Loans. Each prepayment shall be accompanied by payment in full of all accrued interest and, if applicable, accrued commitment fees thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.15.

         (ii) If, at any time, the Revolving Loans are repaid in full, additional prepayments hereunder shall be applied to make a Cash Collateral Deposit with respect to outstanding Letters of Credit.

         (iii) Each prepayment of the Term Loans shall be applied in inverse order of maturity, and no such amounts shall be available for reborrowing.

     2.6 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans, by the Borrower giving the Agent at least two Business Days' prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Agent at least three Eurodollar Business Days' prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and Base Rate Loans may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.7 shall not have been contravened, (ii) no such Loan may be converted into a LIBOR Loan after the date that is one month prior to the Term Loan Maturity Date or the Revolving Loan Commitment Expiration Date, as applicable, and

(iii) the Borrower shall not have the right to elect to continue at the end of the applicable Interest Period, or to convert to, a LIBOR Loan if a Default shall have occurred and be continuing.

     (b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.7 would be contravened,
(ii) after the date that is one month prior to the Term Loan Maturity Date or the Revolving Loan Commitment Expiration Date, as applicable, or (iii) if a Default shall have occurred and be continuing and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Base Rate Loans on the last day of such then-expiring Interest Period.

     2.7 Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and, in any case, there shall not be more than 5 Tranches. All borrowings of Base Rate Loans shall be in a minimum amount of $500,000 or a whole multiple of $100,000 in excess thereof.

     2.8  Interest Rates and Payment Dates.

     (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Margin. Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

     (b) If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

     (c) Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.

     (d) For purposes of determining the Applicable Margin for Loans, commitment fees and standby letter of credit fees hereunder, interest rates on the Loans and such fees shall be calculated on the basis of the Maximum Leverage Ratio set forth in the most recent Covenant Compliance Certificate received by the Agent in accordance with Section 5.2(a). For accrued and unpaid interest and fees only (no changes being made for interest or fee payments previously made), changes in interest rates on the Loans or the rate of such fees attributable to changes in the Applicable Margin caused by changes in the Maximum Leverage Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate, and such change shall be effective with respect to Base Rate Loans, LIBOR Loans and such fees from the day which is five days after receipt by the Agent of such Covenant Compliance Certificate. If, for any reason, the Borrower shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.2(a), and such failure shall continue for a period of ten days, the Leverage Level shall be deemed to be Leverage Level 4 for such purposes, retroactive to the date on which the Borrower should have delivered such Covenant Compliance Certificate, and shall continue until a Covenant Compliance Certificate indicating a different Leverage Level is delivered to the Agent.

     2.9 Computation of Interest and Fees. Interest on the Loans and all other Obligations shall be calculated on the basis of a 360-day year for the actual days elapsed. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

     2.10 Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period or (b) the Agent shall have received notice from the Majority Lenders acting in good faith that the LIBOR Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Base Rate, (ii) Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to LIBOR Loans.

     2.11 Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal and interest amounts of the Revolving Loans then held by the Lenders, and each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal and interest amounts of the Term Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Agent, for the account of the applicable Lenders, at the Agent's office specified in Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR

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

Loan becomes due and payable on a day other than a Eurodollar Business
Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.

     2.12 Illegality. Notwithstanding any other provision herein, if any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or Applicable Lending Office to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender or Applicable Lending Office then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15. To the extent that a Lender's LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.12, all payments and prepayments of principal that otherwise would be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans.

     2.13 Increased Costs. (a) In the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as such Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the Closing Date:

          (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBOR Adjusted Rate hereunder; or

          (ii) shall impose on such Lender or Applicable Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to the Agent of issuing any Letter of Credit, increase the cost to any Lender or any Applicable Lender Office of purchasing or maintaining any participation in a Letter of Credit, or increase the cost to any Lender or any Applicable Lending Office of converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder in respect of any of the foregoing, in any case by an amount which the Agent or such Lender, as applicable, deems to be material, then, in any such case, the Borrower shall immediately pay to the Agent, on behalf of the Agent, such Lender or Applicable Lending Office, upon the demand of the Agent, any additional amounts necessary to compensate the Agent or such Lender, as applicable, for such increased cost or reduced amount receivable. If the Agent, any Lender or any Applicable Lending Office becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Agent, such Lender or Applicable Lending Office, through the Agent, to the Borrower, which shall demonstrate in reasonable detail the computation of such amounts, shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

     (b) If, after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, and such Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of capital maintained by such Lender or such corporation which is attributable to or based upon the Loans, the Letters of Credit or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by such Lender to be material, then, upon demand of the Agent at the request of such Lender, the Borrower shall immediately pay to the Agent on behalf of such Lender, additional amounts sufficient to compensate such Lender or such corporation for the increased costs to such Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This obligation of the Borrower under this
Section 2.13(b) shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

     2.14 Taxes. All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender in respect of the Obligations, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Agent or a Lender, as the case may be, shall deliver to the Borrower a certificate in good faith setting forth the amount of such Taxes, the calculation of such Taxes and an explanation of the requirement therefor, all in reasonable detail and such certificate shall be conclusive, absent manifest error. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent, for its own account or for the account of such Lender, as the case may be, a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

     2.15 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Article 7). A Lender's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

     2.16 Mitigation of Costs. If any Lender, by changing its Applicable Lending Office or taking any other reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.10, 2.12, 2.13 or 2.14, such Lender shall take such action.

     2.17 Unused Commitment Fee. The Borrower agrees to pay to the Agent, for the account of the Revolving Loan Lenders, an unused commitment fee to be shared pro rata among the Revolving Loan Lenders for the period from and including the date hereof to but excluding the Revolving Loan Commitment Expiration Date, based on the average aggregate amount, for each day during such period, of the Available Revolving Loan Commitment, and computed at a rate equal to the Applicable Margin for commitment fees. Such unused commitment fees shall be payable in installments quarterly in arrears on the last day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date, commencing on the first such date to occur after the date hereof.

     (b) The Borrower agrees to pay to the Agent, for the account of the Term Loan Lenders, an unused commitment fee to be shared pro rata among the Term Loan Lenders for the period from and including the date hereof to but excluding the date the Term Loans are funded in accordance with Section 2.2, based on the Aggregate Term Loan Commitment, and computed at a rate equal to 0.25% per annum. Such unused commitment fee shall be payable on the Closing Date.

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

SECTION 3.  REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit, and to induce the Agent to issue the Letters of Credit, the Borrower hereby represents and warrants to the Agent and each Lender that:

     3.1 Financial Condition. (a) The audited consolidated balance sheet of the Borrower as at Fiscal Year End 1999, and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, certified by the Accountants, and the unaudited consolidated balance sheet of the Borrower as at Third Quarter End 2000 and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to the Agent, present fairly in all material respects the financial condition of the Borrower as at such respective dates, and the results of its operations and its cash flows for the fiscal periods then ended. The audited consolidated balance sheet of NNE as at December 31, 1999, and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, certified by the Accountants, and the unaudited consolidated balance sheet of NNE as at June 30, 2000, and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to the Agent, present fairly, to the best knowledge of the Borrower, in all material respects the financial condition of NNE as at such respective dates, and the results of its operations and its cash flows for the fiscal periods then ended. All such financial statements (the "Financial Statements"), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor NNE has, as of such date, any Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Since Fiscal Year End 1999 (or, with respect to NNE prior to consummation of the NNE Acquisition, December 31, 1999) there has been no event or condition resulting in a Material Adverse Effect.

     (b) The pro forma balance sheet of the Borrower as at December 31, 2000, a copy of which has heretofore been furnished to the Agent, presents fairly the pro forma financial condition of the Borrower as at such date, assuming (i) the Loans to be made, and Letters of Credit to be issued, on the Closing Date had been made and issued, as applicable, (ii) the NNE Acquisition had been consummated immediately prior to such date in accordance with the terms of the Acquisition Agreement and (iii) all Indebtedness to be repaid on the Closing Date had been repaid.

     3.2 Corporate Existence; Compliance with Law. The Borrower and each Subsidiary, (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date,
(c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, each of which jurisdictions is set forth on Schedule 3.1 hereto and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.


     3.3 Corporate Power; Authorization; Enforceable Obligations. (a) The Borrower and each of its Subsidiaries has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Acquisition Agreement and the Loan Documents, in each case, to which it is or will be a party, to borrow hereunder and to consummate the NNE Acquisition under the Acquisition Agreement, and the applicable Loan Party has taken all necessary corporate action to authorize (i) the borrowings on the terms and conditions of this Agreement and the Notes, (ii) the execution, delivery and performance of the Acquisition Agreement and the Loan Documents to which it is or will be a party and (iii) the consummation of the NNE Acquisition. Each Subsidiary has the corporate, partnership or limited liability company power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is or will be a party and has taken all corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance of such Loan Documents.

     (b) No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, the consummation of the NNE Acquisition or the execution, delivery, performance, validity or enforceability of this Agreement, the Notes, the other Loan Documents or the Acquisition Agreement except for any consent, authorization, filing or other act which has been made or obtained and the filing and recording, as applicable, of the UCC-1 Financing Statements and the Mortgage pursuant to Section 4.1. This Agreement and the Acquisition Agreement have been, and each of the Notes and the other Loan Documents to which the Borrower or any Subsidiary is or will be a party will be, duly executed and delivered by it. This Agreement and the Acquisition Agreement constitute, and each of the Notes and the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower and each Subsidiary (to the extent the Borrower or such Subsidiary is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     3.4 No Legal Bar. The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents and the Acquisition Agreement, the borrowings hereunder and the use of the proceeds thereof, and the consummation of the NNE Acquisition will not violate any material Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except pursuant to the Loan Documents.

     3.5 No Material Litigation. Except as set forth in Schedule 3.5, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its or their properties or revenues or by or against any Affiliate of the Borrower or any Subsidiary, (a) on the Closing Date with respect to this Agreement, the Notes or the other Loan Documents, or the Acquisition Agreement or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

     3.6 Ownership of Property; Liens; Condition of Properties. The Borrower and each Subsidiary has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section
6.3. The property and assets of the Borrower and its Subsidiaries constitute all property and assets necessary for the business of the Borrower and its Subsidiaries, are in good order and repair (ordinary wear and tear excepted) and are fully covered by the insurance required under the Loan Documents. Neither the Borrower nor any Subsidiary has used (or permitted the filing of any financing statement under) any legal or operating name at any time during the twelve consecutive calendar months immediately preceding the execution of this Agreement, except as identified on Schedule 3.6.

     3.7 Intellectual Property. The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, trade names, patents and copyrights necessary for the conduct of its business as currently conducted (the "Intellectual Property"), except to the extent that the failure to so own or use would not have a Material Adverse Effect. To the Borrower's knowledge, no claim which could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any Subsidiary know of any valid basis for any such claim. To the Borrower's knowledge, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, nor, to the Borrower's knowledge, does the use by other Persons of such Intellectual Property infringe on the rights of the Borrower or any Subsidiary.

     3.8 Taxes. The Borrower and each Subsidiary has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any not yet delinquent or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as appropriate); and no tax Lien has been filed, and no claim is being asserted with respect to any such tax, fee or other charge.

     3.9 Federal Regulations. No Loan, no Letter of Credit, and no part of the proceeds thereof are intended to be or will be used, directly or indirectly, for "purchasing" or "carrying" any Margin Stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

     3.10  ERISA Compliance.

     (a) The Borrower and each Subsidiary is in compliance in all respects with all applicable provisions of ERISA, and all rules, regulations and orders implementing ERISA, except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

     (b) Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Subsidiary or any ERISA Affiliate thereof could have any withdrawal liability.

     (c) Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

     (d) The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

     (e) The aggregate liability of the Borrower, each Subsidiary and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

     (f) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower, any Subsidiary or any ERISA Affiliate thereof under any plan, program or arrangement providing post-retirement, life or health benefits.

     (g) No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any plan with which the Borrower or any Subsidiary is associated.

      3.11 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"). Neither the Borrower nor any Subsidiary is a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     3.12 Subsidiaries. As of the Closing Date, assuming consummation of the NNE Acquisition, the Borrower has no Subsidiaries other than those set forth on
Schedule 3.12.

     3.13 Purpose of Loans and Letters of Credit. (a) The proceeds of the Revolving Loans are intended to be and shall be used by the Borrower as follows:
(i) to finance, in part, the NNE

Acquisition, (ii) to pay fees and expenses in connection with preparation and negotiation of the Loan Documents and consummation of the transactions contemplated thereby, (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries and (iv) to repay certain Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date.

     (b) The proceeds of the Term Loans are intended to be and shall be used by the Borrower to finance, in part, the NNE Acquisition.

     (c) The Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries.

     3.14 Accuracy and Completeness of Information. All information contained in any material application, schedule, report, certificate, or any other document given to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents is in all material respects true, accurate and complete as of the date referred to therein, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All projections given to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary have been prepared with a reasonable basis and in good faith making use of such information as was available at the date such projection was made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     3.15 Real Property Assets. Schedule 3.15 sets forth all real property that, as of the Closing Date, is owned, leased, occupied, used, controlled, managed or operated by the Borrower and its Subsidiaries, including all real property acquired in connection with the NNE Acquisition.

     3.16 Permits, Etc.. The Borrower and its Subsidiaries have all permits, licenses, authorizations and approvals required for each of them lawfully to own, lease, control, manage and operate its Properties and businesses, except for such permits, licenses, authorizations or approvals for which the failure to obtain or maintain could not have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization or approval.

     3.17 Nature of Business. Neither the Borrower nor any Subsidiary is engaged in any material business other than the manufacture and sale of extruded aluminum and thermal management products.

     3.18 Insolvency. After giving effect to the repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein, consummation of the NNE Acquisition, and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, the Borrower and each other Loan Party will be Solvent as of and on the Closing Date.

     3.19 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes against the Borrower or any Subsidiary pending, or to the Borrower's knowledge, threatened against it or any Subsidiary.

     3.20 Condemnation. No taking of any of the Properties or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or, to the knowledge of the Borrower, threatened by any Governmental Authority.

     3.21 Representations and Warranties in Acquisition Agreement. As of the Closing Date, the Agent has received a complete and correct copy of the Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. As of the Closing Date, the Acquisition Agreement has been duly executed and delivered by the Borrower. To the best of the Borrower's knowledge, the Seller has not defaulted with respect to, and there has not occurred any event which with the giving of notice or lapse of time would constitute a default by the Seller with respect to, its representations, warranties or covenants in the Acquisition Agreement. There is no material default by the Borrower with respect to, nor has there occurred any event which with the giving of notice or lapse of time would constitute a material default by the Borrower with respect to, its representations, warranties or covenants in the Acquisition Agreement. The representations and warranties in the Acquisition Agreement shall be deemed to be made by the Borrower for the benefit of the Agent and the Lenders as if set forth herein at length.

     SECTION 4.  CONDITIONS PRECEDENT

     4.1 Conditions to Closing Date. The agreement of each Lender to make the Loans requested to be made by it on the Closing Date and to participate in any Letters of Credit to be issued on the Closing Date and the agreement of the Agent to issue any Letters of Credit requested to be issued on the Closing Date, in each case in accordance with the terms hereof, is subject to the satisfaction, immediately prior to or concurrently with the making of such Loans and/or the issuance of and participation in such Letters of Credit on the Closing Date, of the following conditions precedent:

     (a) Credit Agreement. The Agent shall have received this Agreement, executed and delivered by an officer of the Borrower, each Lender and the Agent.

     (b) Other Loan Documents; Landlord Consents. The Agent shall have received each other Loan Document, in each case dated as of the Closing Date (unless otherwise agreed to by the Agent) and executed and delivered by an officer of the relevant Loan Party. The Agent shall have received a Landlord Consent executed by the landlord with respect to each of the following properties occupied by the Borrower or its Subsidiaries: (i) 801 South Acacia Avenue, Fullerton, California; (ii) 15707, 15555 and 15557 Texaco Avenue, Paramount, California; (iii) 132 Sykes Road, Fall River, Massachusetts; and (iv) 28715 Via Montezuma/27901 Front Street, Temecula, California.

     (c) Incumbency Certificate. The Agent shall have received an incumbency certificate of each Loan Party, dated the Closing Date, executed by its Secretary or Assistant Secretary.

     (d) Corporate Proceedings. The Agent shall have received a copy of the resolutions of the Board of Directors of each Loan Party authorizing (i) the Loan Documents to which it is or will be a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder and (iii) in the case of the Borrower, the Acquisition Agreement, in each case certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

     (e) Organizational Documents. The Agent shall have received copies of the certified articles of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

     (f) Costs. The Agent shall have received payment or evidence of payment by the Borrower of all reasonable costs, expenses and taxes (including, without limitation, those payable pursuant to Section 9.5) accrued and unpaid and otherwise due and payable on or before the Closing Date by the Borrower pursuant to this Agreement.

     (g) Fees. The Agent and the Lenders shall have received the fees to be paid on the Closing Date pursuant to that certain fee letter dated as of the even date herewith between the Borrower and the Agent.

     (h) Legal Opinions. The Agent shall have received, with a counterpart for each Lender, the following executed legal opinions, each dated the Closing Date:

          (A) the executed legal opinion of Shapiro Forman & Allen LLP, counsel to the Loan Parties, in form and substance satisfactory to the Agent; provided that issues of California law shall be opinion on by Soukup & Schiff, LLP;

          (B) the executed legal opinion of McLane, Graf, Raulerson & Middleton, New Hampshire counsel to the Loan Parties, in form and substance satisfactory to the Agent, with regard to the Mortgage; and

          (C) such other legal opinions as the Agent may reasonably request.

     (i) Acquisition. The NNE Acquisition shall have been consummated in accordance with the Acquisition Agreement, and the Agent shall have received,
(i) a copy of the Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof), in form and substance satisfactory to the Agent, certified as true and correct and in full force and effect on and as of the Closing Date by a Responsible Officer of the Borrower, (ii) a certificate of a Responsible Officer of the Borrower to the effect that the transactions contemplated by the Acquisition Agreement have been consummated without amendment, waiver or modification of the terms thereof, except as agreed to in writing by the Agent, (iii) copies of each legal opinion of counsel to the Seller and the

Borrower delivered pursuant to the Acquisition Agreement, each of which shall contain a statement or be accompanied by a letter addressed to the Agent to the effect that the Agent and the Lenders may rely upon such opinion to the same extent as if it were originally addressed to each of them, in form and substance satisfactory to the Agent and (iv) evidence acceptable to the Agent that the provisions of the Shareholder Agreement were complied with in connection with the NNE Acquisition and that such agreement has terminated.

      (j) Acquisition Price. The aggregate consideration paid by to the Seller in connection with the NNE Acquisition shall not exceed $51,500,000, and the Agent shall have received a certificate of a Responsible Officer of the Borrower to such effect.

     (k) Equity Contribution, Etc. The Agent shall have received evidence acceptable to it that the following amounts, in addition to Loans, were used to consummate the NNE Acquisition: (i) an equity contribution in the Borrower of at least $1,964,000 made on the Closing Date and (ii) at least $13,000,000 of cash of the Borrower.

      (l) Appraisal(s). The Agent shall have received appraisal(s) of the assets of the Borrower and its Subsidiaries, as well as NNE, each prepared by an appraiser satisfactory to the Agent, and otherwise in form and substance satisfactory to the Agent.

      (m) Recording. The Agent shall have received as of the Closing Date evidence of the recording, or of the provision acceptable to the Agent for the recording, of the Mortgage and any other documents reasonably necessary to be recorded in such office or offices as may be necessary or desirable to perfect each Lien purported to be created thereby or to otherwise protect the rights of the Agent and the Lenders thereunder and evidence of the filing, or of provision acceptable to the Agent for the filing, of appropriate UCC financing statements, naming the Agent, for the benefit of the Lenders, as secured party, duly executed by the applicable Loan Party under the Security Agreement or the Guarantor Security Agreements, in such office or offices as may be necessary or desirable to perfect the security interests purported to be created by any of the Collateral Documents or the Guarantor Collateral Documents, including as a result of the NNE Acquisition.

     (n) Title Policy. The Agent shall have received a commitment for an ALTA Lender's policy of Title Insurance relating to the Mortgage naming the Agent, for the benefit of the Lenders, as the insured, in an amount, containing coverage (including endorsements) and otherwise in form and substance satisfactory to the Agent and subject only to those exceptions permitted by the Agent.

     (o) Flood Plain. The Borrower and its Subsidiaries shall have delivered to the Agent, and the Agent shall have approved with respect to the Property encumbered by the Mortgage, evidence whether such Property is located in an area identified as a flood plain area as defined by the U.S. Department of Housing and Urban Development pursuant to the Flood Disaster Protection Act of 1973.

      (p) Environmental Audit. The Agent shall have received a copy of that certain "Environmental Assessment of the National Northeast Corporation, Pelham, NH," by Environ, dated September 14, 2000, accompanied by a reliance letter from Environ, in form and substance satisfactory to the Agent, providing that the Agent may rely thereon.

     (q) Lien Searches. The Agent shall have received such UCC searches as it shall request.

     (r) Stock Certificates; Etc. The Agent shall have received original stock certificates representing all outstanding shares of stock of each Subsidiary, together with an undated stock power for each of such certificates, duly executed in blank by an authorized officer of the pledgor thereof.

     (s) Good Standing Certificates. The Agent shall have received, with respect to each Loan Party, a certificate, dated a recent date, of the Secretary of State of the state of formation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of, and the payment of taxes by, each Loan Party in such state.

     (t) No Default/Representations. No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein, consummation of the NNE Acquisition, and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, and the representations and warranties contained in this Agreement and each other Loan Document, and the representations and warranties contained in each certificate or other writing delivered to the Agent or the Lenders in satisfaction of the conditions set forth in this Section 4.1 prior to or on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, shall be correct in all material respects on and as of the Closing Date, and the Agent shall have received a certificate of a Responsible Officer of the Borrower to such effect in the form of Exhibit C, dated as of the Closing Date.

     (u) Solvency Certificate. The Agent shall have received a certificate of the Chief Financial Officer of the Borrower and each Guarantor, respectively, to the effect that the Borrower and each Guarantor is Solvent after giving effect to the repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein, consummation of the NNE Acquisition, and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto.

      (v) Employment Agreement. The Agent shall have received a copy of the employment agreement for Robert Streiter, in form and substance satisfactory to the Agent, and certified as true and correct and in full force and effect as of the Closing Date by a Responsible Officer of the Borrower.

      (w) Insurance Policies. The Agent shall have received evidence that the insurance policies provided for in Section 5.5 (including the keyman insurance) are in full force and effect, certified by the insurance broker therefor, together with (i) appropriate evidence showing the Agent as an additional named insured or loss payee, as appropriate, for the benefit of the Lenders and (ii) the original policy (or policies) of keyman insurance, all in form and substance reasonably satisfactory to the Agent.

      (x) Financial Statements, Etc. The Agent shall have received the Financial Statements and the pro forma balance sheet referred to in Section 3.1(b). The Agent shall have received a pro forma Covenant Compliance Certificate (for which Interest Expense shall be calculated based on the assumption that (i) Indebtedness outstanding for such period was equal to that outstanding on the Closing Date (immediately following consummation of the transactions contemplated to occur on the Closing Date, including borrowings hereunder) and
(ii) the interest rate applicable to such Indebtedness was equal to that applicable to the borrowings on the Closing Date), in form and substance satisfactory to the Agent.

     (y) Existing Debt. The Agent shall have received evidence satisfactory to it that all Indebtedness of the Loan Parties not permitted by Section 6.2 has been repaid, and all Liens in connection therewith released.

     (z) Additional Proceedings. The Agent shall have received such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request and all legal matters incident to the making of such Loans and issuance of such Letters of Credit shall be reasonably satisfactory to the Agent.

     4.2 Conditions to Each Loan or Letter of Credit. The agreement of each Lender to make the Loans requested to be made by it on the Closing Date, the agreement of each Lender to participate in any Letters of Credit to be issued on the Closing Date, and the agreement of the Agent to issue any Letters of Credit to be issued on the Closing Date, and the agreement of each Lender to make each Revolving Loan, and the agreement of the Agent to issue each Letter of Credit from time to time requested to be made or issued by it, as applicable, is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, of the following conditions precedent:

     (a) Representations and Warranties; No Default. The following statements shall be true and the Borrower's acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower, on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

         (i) The representations and warranties contained in this Agreement, each other Loan Document and each certificate or other writing delivered to the Agent or the Lenders in connection herewith are correct on and as of such date in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date; and

         (ii) No Default has occurred and is continuing or would result from the making of the Loan or the issuance of such Letter of Credit to be made or issued on such date.

     (b) Legality. The making of such Loan or the issuance of such Letter of Credit, as applicable, shall not contravene any law, rule or regulation applicable to any Lender or the Borrower or any other Loan Party.

     (c) Borrowing Notice or Letter of Credit Request. The Agent shall have received a Borrowing Notice or Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

     SECTION 5.  AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that from and after the Closing Date, so long as any Note remains outstanding and unpaid, any Letter of Credit is outstanding or any other amount is owing to any Lender or the Agent hereunder:

     5.1  Financial Statements.  The Borrower shall furnish to the Agent:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited income statement and operating cash flow statement, reported on without a "going concern" or like qualification or exception, or other qualification arising out of the scope of the audit, by the Accountants; and

     (b) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited income statement and operating cash flow statement for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the Accountants and disclosed therein).

     5.2  Certificates; Other Information.  The Borrower shall:

     (a) furnish to the Agent concurrently with the delivery of the financial statements referred to in Section 5.1, a Covenant Compliance Certificate with respect to such quarter or fiscal year, as the case may be;

     (b) as soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, a copy of (i) the annual operating budget for the Borrower and its Subsidiaries for such fiscal year and (ii) a summary forecast of the results of the Borrower and its Subsidiaries covering the period up to and including the later of the Revolving Loan Commitment Expiration Date and the Term Loan Maturity Date, in each case in form satisfactory to the Agent;

     (c) within 30 days after the end of each fiscal month, the Borrower shall deliver to the Agent, for distribution to the Lenders, (i) a Borrowing Base Certificate as of the end of such month and (ii) an accounts receivable agings report for each Subsidiary as of the end of such month and in form satisfactory to the Agent;

     (d) furnish to the Agent within five Business Days after the same are filed, copies of all financial statements and reports which the Borrower or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

     (e) furnish to the Agent promptly but, in any event, within five days, after the Borrower's receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower by the Accountants in connection with any annual or interim audit of the books thereof;

     (f) furnish to the Agent as soon as possible and in any event within five Business Days after a Responsible Officer has knowledge of the occurrence of a Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

     (g) furnish to the Agent (i) as soon as possible and in any event within five days after the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (ii) promptly and in any event within five Business Days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from the PBGC, copies of each notice received by the Borrower, any Subsidiary or any of its or their ERISA Affiliates of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within five Business Days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any of its Subsidiaries if the present value of the accrued benefits under the Plan exceeds its assets by an amount which could cause a Material Adverse Effect and (iv) promptly and in any event within five Business Days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower, any Subsidiary or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

     (h) furnish to the Agent promptly after the commencement thereof, but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge by, the Borrower, notice of each action, suit or proceeding before any court or governmental authority or other regulatory body or any arbitrator as to which there is a reasonable possibility of a determination that would have a Material Adverse Effect; and

     (i) furnish to each Lender promptly such additional financial and other information as any Lender may from time to time reasonably request.

     5.3 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the failure to so satisfy such obligations would not have a Material Adverse Effect or except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Subsidiary, as applicable.

     5.4 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries as of the Closing Date, (ii) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable, (iii) except where the loss thereof could not, in the aggregate, have a Material Adverse Effect, take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, and
(iv) except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect, comply with all Contractual Obligations and Requirements of Law, such compliance to include, without limitation (a) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Properties and (b) paying all lawful claims which if unpaid might become a Lien upon any of its Properties; provided, however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (i) the validity or applicability thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.

     5.5 Maintenance of Property; Insurance. (a) The Borrower shall, and shall cause each of its Subsidiaries to, keep all property material or necessary to its business in good working order and condition (ordinary wear and tear excepted).

     (b) The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent, upon written request, full information as to the insurance carried. The Borrower shall also maintain keyman life insurance on the life of Robert Streiter, in the amount of at least $10,000,000, and shall at all times cause such insurance to be assigned to the Agent pursuant to such assignment agreements and related documentation as the Agent shall request. All such policies of insurance shall contain an endorsement, in form and substance reasonably satisfactory to the Agent in its sole discretion, showing the Agent, on behalf of the Lenders, as additional insured or loss payee, as appropriate. Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance companies will give the Agent at least 30 days' prior written notice before any such policy or policies of insurance shall be altered or canceled. The Borrower shall deliver to the Agent insurance certificates certified by the Borrower's insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, the Borrower shall notify the Agent promptly of any occurrence causing a material loss of any insured Property and the estimated (or actual, if available) amount of such loss. Further, the Borrower shall maintain all insurance required under the other Loan Documents.

     (c) Each policy for liability insurance shall provide for all losses to be paid on behalf of the Agent and the Borrower, as their respective interests may appear, and each policy for property damage insurance shall, to the extent applicable to equipment and inventory, provide for all losses (except for losses of less than $250,000 per occurrence and except for the Press Proceeds, which may be paid directly to the Borrower) to be paid directly to the Agent.

     (d) Reimbursement under any liability insurance maintained by the Borrower or any Subsidiary pursuant to this Section 5.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to equipment or inventory as to which Section 5.5(e) is not applicable, the Borrower will make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by the Borrower pursuant to this Section 5.5 shall be paid by the Agent to the Borrower, upon presentation of invoices and other evidence of obligations, as reimbursement for the costs of such repairs or replacements; provided that this Section 5.5(d) shall not apply to the Press Proceeds or the equipment for which such proceeds were paid.

     (e) Upon the actual or constructive total loss (in excess of $250,000 per occurrence) of any equipment or inventory during the continuance of a Default, all insurance proceeds in respect of such equipment or inventory shall be paid to the Agent and applied in the manner set forth in Section 2.5(f).

     5.6 Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each Subsidiary to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities (except for certain Subsidiaries' nonmaterial deviations from GAAP with respect to certain expenses incurred by the Borrower on behalf of such Subsidiaries); and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Agent and any Lender to (i) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its Accountants and (ii) at the expense of the Borrower, on an annual basis (or more frequently if a Default has occurred and is continuing) make such further inspections and examinations, including field audits, as deemed reasonably necessary by the Agent or any Lender to confirm information provided by the Borrower in any Borrowing Base Certificate.

     5.7 Use of Proceeds. The Borrower will use the Letters of Credit, and the proceeds of the Loans, as set forth in Section 3.13, and not for the purchasing or carrying of any Margin Stock.

     5.8 Interest Rate Protection. (a) Within 90 days after the Closing Date, the Borrower will enter into and maintain, for at least a three-year period, one or more Hedging Agreements, each in form and substance satisfactory to the Agent, covering a minimum of 50% of the outstanding Term Loans on such date.

     (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Hedging Obligation, except that the Borrower or any Subsidiary may enter into any Hedging Obligation that (i) is of a non-speculative nature and
(ii) is for the purpose of hedging the Borrower's or such Subsidiary's reasonably estimated interest rate exposure.

     5.9 Acquisition of Real Property. The Borrower shall submit to the Agent for the prior approval of the Majority Lenders any documents relating to any fee simple real property interest to be acquired by any Borrower or any Subsidiary for Consideration in excess of $500,000. Each such acquisition, and the documents governing such acquisition, shall be subject to the approval of the Majority Lenders. The Majority Lenders may require that any such property interest become part of the Collateral or the Guarantor Collateral (as applicable), and that the Borrower provide the Agent with title insurance and a favorable environmental report and opinion(s) of counsel with respect thereto.

     5.10 Lease and License Compliance. The Borrower shall, and shall cause each Subsidiary to, perform and carry out the provisions of all leases, licenses, permits and other occupancy agreements relating to real property or real property interests which are material to the business of the Borrower or the Subsidiaries (the "Occupancy Agreements"), and shall appear in and defend any action in which the validity of any of the Occupancy Agreements relating to any real property or real property interest is at issue and shall commence and maintain any action or proceeding necessary to establish or maintain the validity of any of such Occupancy Agreements and to enforce the provisions thereof. The Borrower shall not, and shall not permit any Subsidiary to, amend in a materially adverse manner or terminate any Occupancy Agreement without the prior written consent of the Agent. The Borrower shall immediately give notice to the Agent of any material default by it or any of its Subsidiaries or, to the knowledge of the Borrower, by any other party to an Occupancy Agreement.

     5.11 Employee Contracts. The Borrower shall give to the Agent prompt notice of any material dispute arising out of, or material uncured default occurring under, any employee contract of the Borrower or any Subsidiary providing for salary payments equal to or in excess of $200,000 per year, or if any of such contracts shall be terminated or not renewed on substantially similar terms.

     5.12 Guaranties, Etc. The Borrower will cause each of its Subsidiaries hereafter formed or acquired to execute and deliver to the Agent, concurrently with the formation or acquisition thereof, (i) a Guarantee guaranteeing the Obligations, (ii) a Guarantor Security Agreement granting to the Agent, for the benefit of the Lenders, a security interest in the personal property of such Subsidiary, together with appropriate Lien searches requested by the Agent indicating the Lenders' first priority Lien on such personal property and (iii) UCC-1 Financing Statements, duly executed by such Subsidiary, in form and substance satisfactory to the Agent and, in connection with such deliveries, cause to be delivered to the Agent (A) a favorable written opinion of counsel satisfactory to the Agent as to such matters relating thereto as any Lender through the Agent may reasonably request, in form and substance satisfactory to the Agent, (B) such other agreements, instruments, approvals or other documents as any Lender through the Agent may reasonably request with respect thereto, and (C) certified copies of the organizational documents, resolutions and incumbency certificates of such Subsidiary.

      5.13 Colmar Liquidating. The Borrower agrees to deliver to the Agent, by March 15, 2001, copies of appropriate documents dissolving Colmar Liquidating, along with evidence of the filing thereof with the relevant Governmental Authority. Until such time, (i) Colmar shall have no assets (other than a note receivable in an amount not exceeding $300,000) and shall conduct no business and (ii) neither the Borrower nor any Subsidiary shall make any Asset Disposition, loan money or make any investment in or to Colmar Liquiditing, or allow the proceeds of any Loans, or any Letter of Credit, to be loaned or contributed to, or otherwise used for the benefit of Colmar Liquidating.

     SECTION 6.  NEGATIVE COVENANTS

     The Borrower hereby agrees that from and after the Closing Date, so long as any Note remains outstanding and unpaid, any Letter of Credit is outstanding, or any other amount is owing to any Lender or the Agent hereunder:

     6.1 Financial Condition Covenants.  The Borrower shall not:

     (a) Maximum Leverage Ratio. Permit the Maximum Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to exceed the following levels for the periods indicated:

Period                                                               Ratio
------                                                              -------
First Quarter End 2001, Second Quarter End 2001 and                  2.75:1
 Third Quarter End 2001
Fiscal Year End 2001, First Quarter End 2002, Second                 2.25:1
 Quarter End and Third Quarter End 2002
Fiscal Year End 2002 and thereafter                                  1.75:1

     (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than the following levels for the periods indicated:

Period                                                               Ratio
------                                                              -------
First Quarter End 2001 through and including Fiscal                  1.20:1
 Year End 2002
First Quarter End 2003 and thereafter                                1.25:1

     (c) Capital Expenditures. Permit Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for any fiscal year to be more than (i) for the Borrower's Fiscal Year 2001, Fiscal Year 2002 and Fiscal Year 2003, $4,000,000 and (ii) for each Fiscal Year thereafter, $5,000,000 per year.

     (d) Minimum Net Worth. Permit Net Worth of the Borrower and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower, to be less than $33,050,000 plus (i) with respect to each fiscal quarter of the Borrower ending on or after First Quarter End 2001, 75% of any increase in Net Income over such amount as revealed by the Borrower's financial statements for such fiscal quarter, such increase to become effective upon receipt of such financial statements, plus (ii) 100% of the Net Proceeds of each Equity Offering consummated after the date hereof, such increase to become effective immediately, less the amount of any Permitted Stock Repurchase, such decrease to become effective immediately.

     6.2 Limitation on Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness except for:

     (a) Indebtedness created hereunder and under the other Loan Documents;

     (b) Indebtedness (i) under any Hedging Agreement required pursuant to
Section 5.8, (ii) evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof or (iii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

     (c) trade credit incurred to acquire goods, supplies, services and incurred in the ordinary course of business;

     (d) Lease Expenses which the Borrower or its Subsidiaries are not prohibited from incurring pursuant to Section 6.11;

     (e) Indebtedness not to exceed an aggregate amount of $250,000 for any fiscal year of the Borrower secured by any purchase money Lien incurred in connection with the acquisition by the Borrower or any Subsidiary of equipment;

     (f) Indebtedness owing by any wholly-owned Subsidiary to the Borrower or any other wholly-owned Subsidiary, and Indebtedness owing by the Borrower to any wholly-owned Subsidiary; and

     (g) unsecured Indebtedness in an aggregate principal amount not exceeding $250,000 incurred in the ordinary course of business.

     6.3 Limitation on Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

     (a) Liens created hereunder or under any of the other Loan Documents;

     (b) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary, as applicable, in conformity with GAAP;

     (c) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

     (d) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

     (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect; and

     (g) Liens securing Indebtedness permitted by Section 6.2(e); provided that no such Lien covers any property other than the property acquired in connection with the incurrence of such Indebtedness.

     6.4 Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary to, (a) amend its corporate charter or by-laws in any way that could reasonably be expected to have a Material Adverse Effect, (b) vote to or for, or take any other action to commence or acquiesce to any bankruptcy or similar proceeding with respect to any Loan Party, (c) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except any merger, consolidation or amalgamation of a Subsidiary into the Borrower, with the Borrower being the survivor thereof, or between or among the Subsidiaries; provided that the Borrower shall give the Agent thirty days' prior written notice thereof and shall comply with all reasonable actions requested by the Agent to protect and maintain its security interests and Liens granted pursuant to the Loan Documents; or (d) except as permitted by Sections 6.5, convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

     6.5 Limitation on Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) the consideration for such Asset Disposition is all cash, (iii) no Default has occurred and is continuing or would result from such Asset Disposition and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year, does not exceed $250,000.

     6.6 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, and (b) if a partnership or a limited liability company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "Restricted Payments"); provided, however, that (i) the Borrower may consummate Permitted Stock Repurchases, on and after receipt by the Agent of the financial statements and Covenant Compliance Certificate for Second Quarter End 2001 pursuant to Sections 5.1(b) and 5.2(a), so long as no Default has occurred and is continuing or would result therefrom and (ii) the Subsidiaries shall in any case be permitted to pay cash dividends to the Borrower.

     6.7 Limitation on Investments, Loans and Advances. The Borrower shall not, and shall not permit any Subsidiary to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an "investment"), any Person, except:

     (a) Cash Equivalents;

     (b) extensions of trade credit in the ordinary course of business;

     (c) the Borrower's ownership interest in its Subsidiaries; and

     (d) investments (not referred to in any other clause of this Section 6.7) in an aggregate amount during the term of this Agreement not exceeding $250,000.

     6.8 Management Fees. The Borrower and its Subsidiaries shall not pay any management fees for services rendered to any Affiliate thereof (provided that (i) the Subsidiaries may pay management fees to the Borrower and (ii) compensation paid to Marshall D. Butler and Lawrence Butler in the ordinary course of business consistent with past practices shall not be deemed to be prohibited by this Section 6.8).

     6.9 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Subsidiary (other than wholly-owned Subsidiaries) or any Affiliate, unless such transaction is in the ordinary course of the Borrower's or such Subsidiary's business and is upon terms no less favorable to the Borrower or such Subsidiary, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

     6.10 Fiscal Year. The Borrower shall not permit the fiscal year of the Borrower or any Subsidiary to end on a day other than the last Sunday in October.

     6.11 Sale-Leaseback Transactions; Lease Obligations. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property. The Borrower shall not, and shall not permit any Subsidiary to, create, incur or suffer to exist any obligations as lessee for the payment of Lease Expenses other than (a) rental expense with respect to Capitalized Lease Obligations not in excess of $250,000 in any fiscal year and
(b) Lease Expenses for long-term operating leases not in excess of $2,500,000 in any fiscal year.

     6.12 Unfunded Liabilities. The Borrower shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $250,000 in the aggregate at any time.

     6.13 Line of Business. Neither the Borrower nor any of its Subsidiaries shall engage in any material business other than as described in Section 3.17.

     SECTION 7. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of any Note when due, or the Borrower shall fail to pay any interest on any Note, or any fee referred to in this Agreement or the letter referred to in Section 4.1(g) within two Business Days of the date when due; or

     (b) Any representation or warranty made by any Loan Party herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.2(f), 5.5, 5.7, 5.12 or 5.13, or any provision of Section 6; or

     (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of
(i) notice thereof from the Agent to the Borrower and (ii) actual knowledge thereof by a Responsible Officer of such Loan Party; or

     (e) Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Loan Party in writing, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority or other Person having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document or any Loan Document shall cease to be in full force and effect; or

     (f) Any Loan Party shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Notes), issued under the same indenture or other agreement, if the maximum principal amount of Indebtedness covered by such indenture or agreement is $250,000 or greater or (B) Guarantee Obligation with respect to an amount of $250,000 or greater, in either case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or (ii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or

    (g) (i) The Borrower or any other Loan Party shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

      (h) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Borrower or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or

     (i) One or more judgments or decrees shall be entered against one or more of the Loan Parties involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any Loan Party that is reasonably likely to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (j) Except for Marshall D. Butler, Lawrence Butler and, so long as one of the foregoing is the general partner thereof, Dot.com Partners, L.P., any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation or other business combination or otherwise, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the Capital Stock of the Borrower; or individuals who constituted the Borrower's Board of Directors as of the Closing Date (and/or individuals nominated or otherwise appointed by such individuals) shall cease for any reason to constitute a majority of the directors then in office; or

     (k) Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason other than pursuant to the terms thereof, cease to be valid or enforceable in accordance with its terms, or any Lien created under any Loan Document shall for any reason other than pursuant to the terms thereof, cease to be a valid and perfected first priority (except for as permitted by Section 6.3) Lien in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby; or

     (l) Any event or condition shall occur which the Majority Lenders reasonably believe is likely to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically the Revolving Loan Commitments and the commitment to issue Letters of

Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and, to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent as collateral under the Security Agreement, in the amount equal to the aggregate Letter of Credit Amount of such Letters of Credit and (B) if such event is any other Event of Default, with the consent of the Majority Lenders the Agent may, or upon the request of the Majority Lenders the Agent shall, take any or all of the following actions: (i) by written notice to the Borrower declare the Revolving Loan Commitments and the commitment to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Loan Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the Notes to be due and payable forthwith, whereupon (x) the same shall immediately become due and payable and (y) to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent as collateral under the Security Agreement, in an amount equal to the aggregate Letter of Credit Amount of the Letters of Credit outstanding. In all cases, with the consent of the Majority Lenders, the Agent may enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

     SECTION 8. THE AGENT

     8.1 Appointment. Each Lender hereby irrevocably designates and appoints Union Bank of California, N.A., as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Union Bank of California, N.A., as the Agent, for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent in such capacity. The Borrower shall be entitled to rely on any written notice from the Agent stating that an amendment, modification or waiver hereunder has been approved under this Agreement, as having been approved by the requisite number of Lenders under Section 9.1.

     8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this

Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party, or any officer thereof, contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower, or any other Loan Party to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party.

     8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the Accountants and independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of the Agent's gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Majority Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

      8.5 Notice of Default. Neither the Agent nor any Lender shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless such Person has received notice from the Agent, a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default". In the event that the Agent or any Lender receives such a notice, the Agent or such Lender, as the case may be, shall give notice thereof to the Agent and the Lenders. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders or all Lenders as appropriate; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Agent and the Lenders' interests in the Collateral or the Guarantor Collateral.

     8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors and made its own decision to make its Loans and participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. The Agent agrees to promptly furnish to each Lender a copy of all notices, reports and other documents received by it from the Borrower; provided that the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may otherwise come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates except such as may come into the possession of the employees of Agent then having the responsibility for the administration of this Agreement.

      8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Aggregate Total Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent, in its capacity as such, but not as a Lender hereunder, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

     8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Agent, the Loans made by the Agent, the Letters of Credit participated in by the Agent and the Notes issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Agent may exercise the same as though it were not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

     8.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. Notice of such appointment shall be given by such successor agent to the Borrower and each Lender. After any retiring Agent's resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, under this Agreement and the other Loan Documents. In addition, after the replacement of the Agent hereunder, the retiring Agent shall remain a party hereto and shall continue to have all the rights and obligations of an Agent under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

      8.10 Duties of Arranger. The Sole Lead Arranger, as such, shall have no duties or responsibilities to the Loan Parties, the Lenders or the Agent under this Agreement or any of the other Loan Documents.

      SECTION 9. MISCELLANEOUS

      9.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Majority Lenders and the Borrower (and, in the case of any Loan Document other than this Agreement, the relevant Loan Party), the Borrower may (or such Loan Party, as the case may be), from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purposes of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (a) reduce the amount or extend the maturity of any Note or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, or amend, modify or waive any provision of Section 2.5, in each case without the written consent of the Lender affected thereby; or (b) (i) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in or otherwise modify the definition of Majority Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents; or (ii) release any Loan Party from any liability under its respective Loan Documents; or (iii) release any material portion of the Collateral or any material portion of the

Guarantor Collateral, except in connection with any Asset Disposition permitted by this Agreement or any other Loan Document; or (iv) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1(e), 2.2(f) or 2.11; or (v) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case without the written consent of all the Lenders; or (c) amend, modify or waive any provision of Section 8 without the written consent of the then Agent, or any provision affecting the rights and duties of the Agent as the issuer of Letters of Credit without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Agent, and all future holders of the Notes. In the case of any waiver, the Borrower, the other Loan Parties, the Lenders and the Agent, shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

     9.2 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed to the parties at their addresses as set forth on the signature pages hereof, or in the Assignment and Acceptance pursuant to which a Person becomes a party hereto, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.1, 2.2, 2.3, 2.4, 2.5 or 2.6 shall not be effective until received.

     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

     9.5 Payment of Expenses and Taxes. The Borrower agrees, whether or not the transactions contemplated hereby are consummated, (a) to pay or reimburse the Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the transactions to occur on the Closing Date), including, without limitation, the reasonable fees and disbursements of outside counsel to the Agent (including local counsel to the Agent) and as to any amendment, supplement or modification to this Agreement or any other

Loan Document and the administration of the transactions contemplated thereby, and with respect to the foregoing, the allocated reasonable costs of internal counsel to the Agent, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Agent and each Lender, for all its reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceeding, including, without limitation, reasonable legal fees and disbursements of outside counsel to the Agent and each Lender and the allocated reasonable cost of internal counsel to the Agent and each Lender, (c) to pay, and indemnify and hold harmless each Lender and the Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (but not including Excluded Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless each Lender and the Agent from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated reasonable cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to the Lenders and the Agent), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery and enforcement of this Agreement, the Notes, the other Loan Documents or the use of the Letters of Credit or the proceeds of the Loans and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender or their agents or attorneys-in-fact. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

     9.6 Successors and Assigns; Participation; Purchasing Lenders.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     (b) Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in the rights of such Lender hereunder and under the other Loan Documents; provided any such sale must result in the Participant acquiring at least a $5,000,000 risk participation interest in the aggregate amount of obligations under this Agreement and the other Loan Documents. A Participant shall have the right only to vote on the extension of regularly scheduled maturity of principal or interest under a Note, extension of the expiration of a Letter of Credit, reduction of the principal amount or rate of interest of a Note, reduction of the amount to be reimbursed under any Letter of Credit, or the release of any material portion of the Collateral or the Guarantor Collateral. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note and the participant in such Letters of Credit for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents.

     (c) Any Lender may at any time sell to any of its Affiliates or to any Lender, any Affiliate thereof or to one or more additional lenders that are approved by the Borrower, such approval not to be unreasonably withheld or delayed ("Purchasing Lenders") and not to be required if an Event of Default has occurred and is continuing, and the Agent, all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Acceptance executed by such Purchasing Lender and such transferor Lender, and delivered to the Agent for its acceptance and recording in the Register (as defined below), accompanied by a $3,500 processing fee; provided, however, that any such sale must result in the Purchasing Lender having an interest in at least $5,000,000 in aggregate amount of obligations under this Agreement and the other Loan Documents. Upon such execution and delivery from and after the transfer effective date determined pursuant to such assignment document, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in the Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Loan Commitment and Term Loan Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in the Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Any such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Loan Commitment Percentages and/or Term Loan Commitment Percentage arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. The Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Purchasing Lender in an amount equal to the Revolving Loan Commitment and/or Term Loan Commitment assumed by it, and if the transferor Lender has retained a Revolving Loan Commitment and/or Term Loan Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to such Revolving Loan Commitment and/or Term Loan Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date.

     (d) The Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to and, if applicable, the Letters of Credit participated in by, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The

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

Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower (if required) and the Agent) the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.

     (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower, the other Loan Parties and the Affiliates thereof which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and the other Loan Parties; provided that such Transferee or prospective Transferee agrees in writing to maintain the confidentiality of such information in accordance with the provisions of Section 9.15.

     (g) Nothing herein shall prohibit any Lender from pledging or assigning any of its interest and rights under this Agreement and its Notes to any Federal Reserve Bank in accordance with applicable law.

     (h) Each Lender (and each Person becoming a Lender pursuant to Section 9.6(c)) represents, warrants and agrees with the Agent as follows:

         (i) Such Lender is entitled to receive any payments hereunder without the withholding of any tax and will furnish to Agent such forms, certifications, statements and other documents as Agent may request from time to time to evidence such Lender's exemption from withholding of any tax imposed by any jurisdiction or to enable Agent to comply with any applicable laws or regulations relating thereto;

         (ii) Without limiting the effect of the foregoing, if such Lender is not created or organized under the laws of the United States or any state thereof, such Lender is lawfully engaged in the conduct of a business within the United States and payments made hereunder are or are reasonably expected to be effectively connected with the conduct of that trade or business and are or will be includible in its gross income or, if such Lender is not engaged in a United States trade or business with which such payments are effectively connected, such Lender is entitled to the benefits of a tax convention which exempts the income from United States withholding tax and that it has satisfied all requirements to qualify for the exemption from tax.

          (iii) Such Lender agrees that it will, immediately upon the request of the Agent, furnish to the Agent with a copy to the Borrower Form W-9, W-8BEN or W-8ECI (as applicable to it) of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender's exemption from the withholding of United States tax with respect thereto. If such Lender determines that, as a result of any change in any Requirement of Law or in any official

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

application or interpretation thereof, it ceases to qualify for exemption from any tax imposed by any jurisdiction with respect to payments made hereunder, such Lender shall promptly notify the Agent of such fact and the Agent may, but shall not be required to withhold the amount of any such applicable tax from amounts paid to such Lender hereunder. The Agent shall not be obligated to make any payments hereunder to such Lender in respect to the Obligations owing to such Lender hereunder until such Lender shall have furnished to the Agent the requested form, certification, statement or document, and may withhold the amount of such applicable tax from amounts paid to such Lender hereunder.

          (iv) Each Lender shall reimburse, indemnify and hold the Agent harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against the Agent due to its reliance upon the representation hereby made that such Lender is exempt from withholding of tax. Unless the Agent receives written notice to the contrary, such Lender shall be deemed to have made the representations contained in this Section 9.6(h) for the current and each subsequent tax year of such Lender.

     9.7 Adjustments; Set-Off.

     (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans or its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g) or 8.8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, its participation in Letters of Credit, or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, participations in Letters of Credit, or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans or its participations in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (b) Subject to Section 9.7(a), in addition to any rights and remedies of the Lenders provided by law, with the prior consent of the Agent, each Lender shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default and acceleration of the Obligations pursuant to Section 7, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of the

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

Borrower. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.10 Integration. This Agreement, together with the other Loan Documents, represents the entire agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     9.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

     9.12  Alternative Dispute Resolution.

     (a) Claims Subject to Judicial Reference; Selection of Referee. All Claims, including any and all questions of law or fact relating thereto, shall, at the written request of any Party, be determined by Reference. The Parties shall select a single neutral referee, who shall be a retired state or federal judge with at least five years of judicial experience in civil matters. In the event that the Parties cannot agree upon a referee, the referee shall be appointed by the court. The Parties shall equally bear the fees and expenses of the referee unless the referee otherwise provides in the statement of decision.

     (b) WAIVER OF JURY TRIAL. IN CONNECTION WITH A REFERENCE OR ANY OTHER ACTION OR PROCEEDING, WHETHER BROUGHT IN STATE OR FEDERAL COURT, THE PARTIES HEREBY EXPRESSLY, INTENTIONALLY AND DELIBERATELY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF ANY CLAIM.

     (c) Conduct of Reference. Except as provided in this Section 9.12, the Reference shall be conducted pursuant to Applicable State Law. The referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Section 9.12.

     (d) Provisional Remedies, Self-Help and Foreclosure. No provision of this
Section 9.12 shall limit the right of any party to (i) exercise self-help remedies including setoff, (ii) foreclose against or sell any Collateral or Guarantor Collateral, by power of sale or otherwise

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

or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference. The exercise of, or opposition to, any such remedy does not waive the right of any Party to Reference pursuant to this Section 9.12.

     (e) Limitation on Damages. In the event that punitive damages are permitted under Applicable State Law, the amount thereof shall not exceed a sum equal to three times the amount of actual damages as determined by the referee.

     (f) Severability. In the event that any provision of this Section 9.12 is found to be illegal or unenforceable, the remainder of this Section 9.12 shall remain in full force and effect.

     (g) Miscellaneous. In the event that multiple Claims are asserted, some of which are found not subject to this Section 9.12, the Parties agree to stay the proceedings of the Claims not subject to this Section 9.12 until all other Claims are resolved in accordance with this Section. In the event that Claims are asserted against multiple parties, some of whom are not subject to this Section, the Parties agree to sever the Claims subject to this Section 9.12 and resolve them in accordance with this Section 9.12. In the event of any challenge to the legality or enforceability of this Section 9.12, the prevailing Party shall be entitled to recover the costs and expenses, including reasonable attorneys' fees, incurred by it in connection therewith. Applicable State Law shall govern the interpretation of this Section 9.12.

     (h) Defined Terms. As used in this Section 9.12, the following terms shall have the respective meanings set forth below:

     "Applicable State Law": the law of the State of California; provided, however, that if any Party seeks to (i) exercise self-help remedies, including setoff, (ii) foreclose against or sell any Collateral or Guarantor Collateral, by power of sale or otherwise or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference, the law of the state where such Collateral or Guarantor Collateral, as the case may be, is located shall govern the exercise of or opposition to such rights and remedies.

     "Claim": any claim, cause of action, action, dispute or controversy between or among the Parties, whether sounding in contract, tort or otherwise, which arises out of or relates to: (i) any of the Loan Documents; (ii) any negotiations or communications relating to any of the Loan Documents, whether or not incorporated into the Loan Documents or any indebtedness evidenced thereby; or (iii) any alleged agreements, promises, representations or transactions in connection therewith.

     "Party":  any Loan Party, any Lender or the Agent.

     "Reference": a judicial reference conducted pursuant to this Section 9.12 in accordance with Applicable State Law, as in effect at the time the referee is selected pursuant to Section 9.12(a).

     9.13  Acknowledgements.  The Borrower hereby acknowledges that:

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

      (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

      (b) neither the Agent nor any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders, on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

      (c) no joint venture exists among the Lenders or among the Borrower and the Lenders.

      9.14 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      9.15 Confidentiality. The Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by any Loan Party but may, in any event, make disclosures (a) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Loans, any participation in Letters of Credit or participation in any of the foregoing or
(b) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) to its attorneys and accountants or (d) as required by law or (e) in connection with litigation involving any Lender; provided that (i) such transferee, assignee or participant agrees in writing to comply with the provisions of this Section 9.15 unless specifically prohibited by applicable law or court order and (ii) in no event shall any Lender be obligated or required to return any materials furnished by the Borrower and its Subsidiaries.

      9.16 Copies of Certificates, Etc. Whenever the Borrower is required to deliver notices, certificates, opinions, statements or other information hereunder to the Agent for delivery to any Lender (including under Article 4), it shall do so in such number of copies as the Agent shall specify.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Los Angeles, California by their proper and duly authorized officers as of the day and year first above written.

                              ALPHA TECHNOLOGIES GROUP, INC.

                              By:  /s/ Johnny J. Blanchard
                                   ----------------------------
                              Name:  Johnny J. Blanchard
                                     --------------------------
                              Title: Chief Financial Officer
                                     --------------------------

                              Address for Notices:

                              11990 San Vicente Blvd., Suite 350
                              Los Angeles, CA
                              Attention:  Lawrence Butler
                              Telephone:  (310) 566-4005
                              Facsimile:  (310) 566-4006

                              With a copy to:

                              Shapiro Forman & Allen LLP
                              380 Madison Avenue
                              New York, NY  10017
                              Telephone:  (212) 972-4900
                              Facsimile:  (212) 557-1275

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

                              UNION BANK OF CALIFORNIA, N.A., as Agent and as a Lender

                              By:  /s/ Gina M. West
                                   ------------------------
                              Name:  Gina M. West
                              Title: Vice President

                              Revolving Loan Commitment: $4,500,000
                              Term Loan Commitment:  $10,500,000

                              Address for Notices:

                              Union Bank of California, N.A.
                              445 So. Figueroa St., 10th Floor
                              Los Angeles, CA 90071
                              Attention:  Gina M. West
                              Telephone:  (213) 236-6530
                              Facsimile:  (213) 236-7635

                              Applicable Lending Office for
                              Base Rate Loans:

                              445 So. Figueroa St.
                              Los Angeles, CA 90071

                              Applicable Lending Office for
                              LIBOR Loans:

                              445 So. Figueroa St.
                              Los Angeles, CA 90071

                              Applicable Lending Office for
                              participations in Letters of Credit:

                              445 So. Figueroa St.
                              Los Angeles, CA 90071

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

                              CALIFORNIA BANK & TRUST, as a Lender

                              By:  /s/ Robert S. Kahn
                                 ------------------------
                              Name:  Robert S. Kahn
                                     --------------------
                              Title: Vice President
                                     --------------------

                              Revolving Loan Commitment: $2,850,000
                              Term Loan Commitment:  $6,650,000

                              Address for Notices:

                              California Bank & Trust
                              550 South Hope Street, Suite 300
                              Los Angeles, CA 90071
                              Attention:  Robert S. Kahn
                              Telephone:  (213) 593-2007
                              Facsimile:  (213) 593-3131

                              Applicable Lending Office for
                              Base Rate Loans:

                              550 South Hope Street, Suite 300
                              Los Angeles, CA 90071

                              Applicable Lending Office for
                              LIBOR Loans:

                              550 South Hope Street, Suite 300
                              Los Angeles, CA 90071

                              Applicable Lending Office for
                              participations in Letters of Credit:

                              550 South Hope Street, Suite 300
                              Los Angeles, CA 90071

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

                              IBM CREDIT CORPORATION, as a Lender

                              By:  /s/ Steve Nichols
                                  -----------------------
                              Name:  Steve Nichols
                                     --------------------
                              Title: Manager of Credit
                                     --------------------

                              Revolving Loan Commitment: $2,625,000
                              Term Loan Commitment:  $6,125,000

                              Address for Notices:

                              IBM Credit Corporation
                              North Castle Drive
                              MD317
                              Armonk NY 10504
                              Attention:  Ronald Pekrul
                              Telephone:  (914) 765-6578
                              Facsimile:  (914) 765-6271

                              Applicable Lending Office for
                              Base Rate Loans:

                              North Castle Drive
                              MD317
                              Armonk NY 10504

                              Applicable Lending Office for
                              LIBOR Loans:

                              North Castle Drive
                              MD317
                              Armonk NY 10504

                              Applicable Lending Office for
                              participations in Letters of Credit:

                              North Castle Drive
                              MD317
                              Armonk NY 10504

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

                              MANUFACTURERS BANK
                              A California Banking Corporation, as a Lender

                              By:  /s/ David H. Orr
                                  -------------------------------
                              Name:  David H. Orr
                                     ----------------------------
                              Title: Vice President & Team Member
                                     ----------------------------

                              Revolving Loan Commitment: $2,400,000
                              Term Loan Commitment:  $5,600,000

                              Address for Notices:

                              Manufacturers Bank
                              A California Banking Corporation
                              135 East 9th Street
                              Los Angeles, CA 90015
                              Attention:  Yinka Bamgbose
                              Telephone:  (213) 489-8782
                              Facsimile:  (213) 489-6028

                              Applicable Lending Office for
                              Base Rate Loans:

                              135 East 9th Street
                              Los Angeles, CA 90015

                              Applicable Lending Office for
                              LIBOR Loans:

                              135 East 9th Street
                              Los Angeles, CA 90015

                              Applicable Lending Office for
                              participations in Letters of Credit:

                              135 East 9th Street
                              Los Angeles, CA 90015

                              U.S. BANK NATIONAL ASSOCIATION, as a Lender

                              By:  /s/ Michael Stoiber
                                   ----------------------
                              Name:  Michael Stoiber
                                     --------------------
                              Title: Vice President
                                     --------------------

                              Revolving Loan Commitment: $2,625,000
                              Term Loan Commitment:  $6,125,000

                              Address for Notices:

                              U.S. Bank National Association
                              2450 Colorado Blvd.
                              Suite 4000 West
                              Santa Monica, CA 90404
                              Attention:  Michael Stoiber
                              Telephone:  (310) 315-4211
                              Facsimile:  (310) 315-4285

                              Applicable Lending Office for
                              Base Rate Loans:

                              2450 Colorado Blvd.
                              Suite 4000 West
                              Santa Monica, CA 90404

                              Applicable Lending Office for
                              LIBOR Loans:

                              2450 Colorado Blvd.
                              Suite 4000 West
                              Santa Monica, CA 90404

                              Applicable Lending Office for
                              participations in Letters of Credit:

                              2450 Colorado Blvd.
                              Suite 4000 West
                              Santa Monica, CA 90404

                                       71